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Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

BIOMIRA INC.,

PROLX PHARMACEUTICALS CORPORATION,

D. LYNN KIRKPATRICK AND GARTH POWIS

AND WITH RESPECT TO ARTICLES VI AND VII ONLY,

GARTH POWIS

AS STOCKHOLDER REPRESENTATIVE

Dated as of October 30, 2006

        THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of October 30, 2006 by and among Biomira Inc. a Canadian corporation ("Parent"), Biomira Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), ProlX Pharmaceuticals Corporation, a Delaware corporation (the "Company"), D. Lynn Kirkpatrick and Garth Powis (together, the "Principal Stockholders"), and with respect to Articles VI and VII hereof, Garth Powis as Stockholder Representative (the "Stockholder Representative").

RECITALS

        A.    The Boards of Directors of each of Parent, Merger Sub and the Company believe it is advisable and in the best interests of each corporation and its respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company and, as part of the same overall transaction, the merger of the surviving entity of the First Merger (as defined below) with and into Newco (as defined below), upon the terms and conditions set forth herein, and in furtherance thereof, have approved this Agreement and the transactions contemplated hereby, including the First Merger.

        B.    Pursuant to the First Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the Merger Consideration (as defined below) set forth herein on the terms and subject to the conditions set forth herein, and (ii) all Company Options (as defined below) then outstanding (whether vested or unvested) shall be converted into the right to receive the Merger Consideration, each upon the terms and subject to the conditions set forth herein.

        C.    A portion of the Merger Consideration otherwise payable by Parent in connection with the First Merger shall be placed in escrow by Parent as security for the indemnification obligations set forth in this Agreement.

        D.    The Company and the Principal Stockholders, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

        E.    The parties hereto intend that the Integrated Merger (as defined below) shall qualify as a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and that this Agreement shall be, and hereby is, adopted as a "plan of reorganization" for purposes of Section 368(a) of the Code.

        NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

1.

DEFINITIONS

          (a)   Defined Terms.    Following is a list of the defined terms used in this Agreement and the section references where they are defined.

        "Affiliate" means, with respect to any Person, (i) any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such Person or (ii) any director, officer, partner, member or trustee of such Person.

        "Aggregate Escrow Amount" means the Stock Escrow Amount and the Special Escrow Amount.

        "Aggregate Exercise Price" means, with respect to any Company Options, the sum of the aggregate exercise price or "strike price" of all such Company Options.

        "Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

        "Available Escrow Fund" shall have the meaning set forth in Section 6.3(a).

        "Balance Sheet" shall have the meaning set forth in Section 3.7.

        "Balance Sheet Date" shall have the meaning set forth in Section 3.7.

        "Certificate of Merger" shall have the meaning set forth in Section 2.2.

        "Closing" shall have the meaning set forth in Section 2.3.

        "Closing Amount" means the Initial Stock Consideration and the Initial Cash Consideration.

        "Closing Balance Sheet" shall have the meaning set forth in Section 3.7.

        "Closing Date" shall have the meaning set forth in Section 2.3.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collaboration Agreement" means any license, development, research, collaboration, joint venture, or other agreement pursuant to which a third party pays value to Parent, Merger Sub, Surviving Corporation, or an Affiliate of any of the preceding, in consideration of the Company's restenosis technology or Intellectual Property Rights related thereto, or products made, used, marketed or sold in connection therewith.

        "Collaboration Revenue" means any and all upfront, milestone or royalty consideration (in any form, other than services or other in-kind, non-cash or equity payments such as licenses of intellectual property) actually received by Parent, Merger Sub or Surviving Corporation in connection with any Collaboration Agreement executed no later than two (2) years after the Effective Time. Collaboration Revenue shall exclude any funding provided for research to occur after the effective date of such agreement or cost reimbursement payments made under such Collaboration Agreement, but shall include all other revenue regardless of when actually received by Parent, Merger Sub or Surviving Corporation.

        "Common Stock Consideration" means the Initial Per Share Cash Consideration, the Initial Per Share Stock Consideration and any Future Per Share Amounts that become payable in accordance with the terms of this Agreement.

        "Company" shall have the meaning set forth in the first paragraph of this Agreement.

        "Company Common Stock" means shares of common stock of the Company, par value $0.001 per share.

        "Company Customer Information" shall have the meaning set forth in Section 3.13(c).

        "Company Disclosure Schedule" shall have the meaning set forth in the introductory paragraph to Article III.

        "Company Employee Plan" means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including all International Employee Plans.

        "Company Employee Plans" shall have the meaning set forth in Section 3.16(k).

        "Company Expenses" means all fees and expenses incurred by the Company in connection with the Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

        "Company Expense Statement" shall have the meaning set forth in Section 2.3(b).

        "Company Indemnified Parties" shall have the meaning set forth in Section 6.2(b).

        "Company Indemnifying Parties" shall have the meaning set forth in Section 6.2(a).

        "Company IP Rights" shall have the meaning set forth in Section 3.17(b).

        "Company Option Plan" means the Company's 2001 Stock Incentive Plan, as amended.

        "Company Option Shares" means the number of shares of Common Stock issuable immediately prior to the Effective Time if all Company Options then outstanding were exercised immediately prior to the Effective Time.

        "Company Options" means options to purchase Common Stock.

        "Company Software" shall have the meaning set forth in Section 3.18(a).

        "Company Stockholders" means, collectively, the holders of Company Common Stock and the holders of Company Options.

        "Computer Programs" means (a) any and all computer programs (consisting of sets of statements or instructions to be used directly or indirectly in a computer in order to bring about a certain result) and (b) all associated data and compilations of data, regardless of their form or embodiment. "Computer Programs" shall include all source code, object code and natural language code therefor, all versions thereof, all screen displays and designs thereof, all component modules, all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and all documentation, including without limitation user manuals and training materials, relating to any of the foregoing.

        "Confidentiality Agreement" means that certain Confidentiality Agreement by and between Parent and Company dated June 23, 2006.

        "Conflict" shall have the meaning set forth in Section 3.3.

        "Contract" or "Contracts" shall have the meaning set forth in Section 3.3.

        "DGCL" shall have the meaning set forth in Section 2.1.

        "Dissenting Shares" shall have the meaning set forth in Section 2.14.

        "DOL" means the Department of Labor.

        "Effect" shall have the meaning set forth in the Section 1(a) (under "Material Adverse Effect").

        "Effective Time" shall have the meaning set forth in Section 2.2.

        "Employee" means any current or former or retired employee, consultant or director of the Company or any ERISA Affiliate.

        "Employee Agreement" means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or Parent and any Company Employee.

        "Environmental Law" means any Law designed to protect soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource, or public health and safety.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means each Subsidiary of the Company and any other person or entity under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m), or (o) of the Code and the regulations issued thereunder.

        "Escrow Agent" shall have the meaning set forth in Section 2.3(d).

        "Escrow Agreement" shall have the meaning set forth in Section 2.3(d).

        "Escrow Fund" shall have the meaning set forth in Section 2.3(d).

        "Escrow Period" shall have the meaning set forth in Section 6.3(b).

        "Escrow Trading Price" shall have the meaning set forth in Section 6.3(e)(ii).

        "Excess Transaction Expenses" shall mean Company Expenses in excess of $100,000.

        "FDA" means the United States Food and Drug Administration, or any successor entity.

        "Financial Statements" shall have the meaning set forth in Section 3.7.

        "First Future Amount" means an amount equal to $5,000,000, payable in Parent Common Stock.

        "First Future Per Share Amount" means the quotient obtained by dividing (a) the First Future Amount by (b) the sum of (i) the number of outstanding shares of Common Stock immediately prior to the Effective Time plus (ii) the Company Option Shares.

        "First Merger" shall have the meaning set forth in Section 2.1.

        "First-Step Corporation" shall have the meaning set forth in Section 2.1.

        "Future Amount" means the First Future Amount, the Second Future Amount, or the Third Future Amount, as applicable.

        "Future Per Share Amount" means the First Future Per Share Amount, the Second Future Per Share Amount, or the Third Future Per Share Amount, as applicable.

        "GAAP" means United States generally accepted accounting principles consistently applied.

        "Governmental Authority" means any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body.

        "Hazardous Substances" means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance which is regulated by any Environmental Law.

        "Indebtedness" means (a) all debt and similar monetary obligations, whether direct or indirect, current or non-current, (b) all liabilities associated with capital leases and all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed, (c) all guaranties, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness or performance of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise or (d) obligations to reimburse issuers of any letters of credit.

        "Indemnification Cap" means the General Company Indemnification Cap, the General Parent Indemnification Cap, and the Special Representation Indemnification Cap.

        "Indemnified Parties" shall mean the Parent Indemnified Parties and the Company Indemnified Parties.

        "Indemnifying Parties" shall mean the Parent Indemnifying Parties and the Company Indemnifying Parties.

        "Initial Cash Consideration" means $3,000,000 minus the Excess Company Expenses.

        "Initial Per Share Cash Consideration" means the quotient obtained by dividing (a) the sum of (i) the Initial Cash Consideration plus (ii) the Aggregate Exercise Price of all Company Options, by (b) the sum of (i) the number of outstanding shares of Common Stock immediately prior to the Effective Time plus (ii) the Company Option Shares.

        "Initial Per Share Stock Consideration" means the quotient obtained by dividing (a) the sum of (i) the Initial Stock Consideration minus (ii) the Stock Escrow Amount and the Special Escrow Amount by (b) the sum of (i) the number of outstanding shares of Common Stock immediately prior to the Effective Time plus (ii) the Company Option Shares.

        "Initial Stock Consideration" means 17,877,785 shares of Parent Common Stock.

        "Initiate" means, with respect to the Phase III Clinical Trial, the date on which the first human patient receives the first dose of a Subject Product.

        "Integrated Merger" shall have the meaning set forth in Section 2.1.

        "Intellectual Property Rights" means all of the following, whether U.S. or non-U.S.: (a) Patents, (b) trademarks, service marks, trade dress, logos, tradenames, service names, domain names, Internet websites and corporate names and registrations and applications for registration thereof; (c) copyrights, copyrightable works, and registrations and applications for registration thereof, including copyrights relating to Computer Programs; (d) mask works and registrations and applications for registration thereof; (e) Trade Secrets; (f) Computer Programs; (g) biological materials, bioassays, cell lines, clones, molecules, protocols, reagents, experiments, lab results, tests and all other tangible or intangible proprietary information and (h) other proprietary rights whether or not relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions).

        "International Employee Plan" means each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

        "IRS" means the Internal Revenue Service.

        "Key Employees" means Linda Pestano and Jeffrey Millard.

        "Knowledge of the Company" means, with respect to the Company, the actual knowledge of the Principal Stockholders, provided that, (a) each of D. Lynn Kirkpatrick and Garth Powis, shall have made due diligent inquiry of those employees of the Company whom each reasonably believes would have actual knowledge of the matters represented, (b) with respect to Section 3.20, each of D. Lynn Kirkpatrick and Garth Powis shall have made due diligent inquiry of any third party providing contract manufacturing services, and (c) with respect to Section 3.17, D. Lynn Kirkpatrick, in her capacity as an officer of the Company, shall have made due diligent inquiry of external intellectual property counsel.

Parent and Merger Sub each agree and acknowledge that the Company shall not be deemed, by virtue of having conducted the inquiry required by the preceding definition, to have waived the attorney-client privilege with respect to such communication, or to be required to waive such privilege in the future for any reason.

        "Law" means any statute, law, ordinance, rule, regulation, order, writ, judgment, decree, stipulation, determination, award or requirement of a Governmental Authority.

        "Lease Agreements" shall have the meaning set forth in Section 3.13(a).

        "Leased Real Property" shall have the meaning set forth in Section 3.13(a).

        "Letter of Transmittal" shall have the meaning set forth in Section 2.8(c).

        "Liens" shall have the meaning set forth in Section 3.15(b)(vii).

        "Loss" shall have the meaning set forth in Section 6.2.

        "Major Market" means France, Germany, Italy, Japan, Spain, the United Kingdom or the United States.

        "Material Adverse Effect" means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect") that, individually or when taken together with all other Effects, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities (including contingent liabilities), capitalization, condition (financial or otherwise), earnings, other results of operations or prospects of the Company or Parent, as applicable.

        "Merger Consideration" shall have the meaning set forth in Section 2.7.

        "Merger Sub" shall have the meaning set forth in the first paragraph of this Agreement.

        "Multiemployer Plan" means any "Pension Plan" which is a "multiemployer plan," as defined in Section 3(37) of ERISA.

        "New Shares" shall have the meaning set forth in Section 6.3(d)(ii).

        "Newco" shall have the meaning set forth in Section 2.1.

        "Noncapped Amounts" shall have the meaning set forth in Section 6.6.

        "Offer Letter" shall have the meaning set forth in Section 2.3(a)(v).

        "Officer's Certificate" shall have the meaning set forth in Section 6.3(b).

        "Option Closing Amount" shall have the meaning set forth in Section 2.9(b).

        "Option Consideration" means the Option Closing Amount plus any Future Per Share Amounts that become payable with respect to Company Options in accordance with the terms of this Agreement.

        "Option Surrender Agreement" shall have the meaning set forth in Section 2.9(a).

        "Ordinary Course of Business" means the ordinary course of business consistent with past practice (including with respect to frequency and amount).

        "Parent" shall have the meaning set forth in the first paragraph of this Agreement.

        "Parent Common Stock" means shares of Common Stock, no par value per share, of Parent.

        "Parent Disclosure Schedule" shall have the meaning set forth in Article V.

        "Parent Indemnified Parties" shall have the meaning set forth in Section 6.2(a).

        "Parent Indemnifying Parties" shall have the meaning set forth in Section 6.2(b).

        "Patents" means patents, patent applications (including provisional applications), patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations, applications for registrations and any term extension or other governmental action which provides rights beyond the original expiration date of any of the foregoing.

        "Pension Plan" means each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

        "Permits" mean all permits, licenses, consents, clearances, registrations, approvals, waivers, franchises, notices and authorizations issued by any Governmental Authority.

        "Person" means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

        "Phase III Clinical Trial" means a human clinical trial of any Subject Product in any country that would satisfy the requirements of 21 CFR §312.21(c).

        "Premises" shall have the meaning set forth in Section 3.19.

        "Principal Stockholder" shall have the meaning set forth in the first paragraph of this Agreement.

        "Pro Rata Portion" means a fraction, the numerator of which is the value of Merger Consideration, in stock or cash as applicable, payable to such Company Stockholder at the Closing (without regard to any reduction relating to the Escrow Fund in his or her capacity as a Company Stockholder and the denominator of which is the value of the Merger Consideration, in stock or cash, as applicable. The Pro Rata Portion for each Company Stockholder shall be set forth on Schedule 2.3(d) hereto.

        "Proceeding" means any action, claim, proceeding, suit, opposition, challenge, charge, litigation, arbitration, or investigation.

        "Registered" means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

        "Regulatory Approval" means an approval, if any, by the health regulatory authority in a given country or jurisdiction, required for the sale or marketing of a Subject Product for use in a given indication, including, without limitation, any pricing approvals.

        "Returns" shall have the meaning set forth in Section 3.15(b)(i).

        "Revenue Share" means 50% of any Collaboration Revenue.

        "Rule 144" shall have the meaning set forth in Section 2.13(a).

        "SBIR Amount" means an aggregate of $3,000,000 in funding under the Company's existing SBIR grant (the "SBIR Grant") dated August 1, 2006.

        "SEC" shall have the meaning set forth in Section 2.13(a).

        "Second Future Amount" means an amount equal to $10,000,000, payable in Parent Common Stock.

        "Second Future Per Share Amount" means the quotient obtained by dividing (a) the Second Future Amount by (b) the sum of (i) the number of outstanding shares of Common Stock immediately prior to the Effective Time plus (ii) the Company Option Shares.

        "Second Merger" shall have the meaning set forth in Section 2.1.

        "Second Merger Consents" means all consents, notices, waivers and approvals of any Governmental Entity required to effect the Second Merger and all consents, notices, waivers and approvals of any person as required under any Contract in connection with the Second Merger or for any such Contract to remain in full force and effect without limitation, modification or alteration after the effective time of the Second Merger.

        "Securities Act" shall have the meaning set forth in Section 2.13(a).

        "Special Escrow Amount" means 1,000,000 shares of Parent Common Stock.

        "Special Escrow Period" shall have the meaning set forth in Section 6.3(c).

        "Specified Representations" shall have the meaning set forth in Section 6.1.

        "Stock Escrow Amount" means a number of shares of Parent Common Stock equal to 15% of the Initial Stock Consideration, rounded to the nearest whole number of Parent Common Stock.

        "Certificate of Stockholder" shall have the meaning set forth in Section 2.3(c)(iv).

        "Stockholder Representative" shall have the meaning set forth in the first paragraph of this Agreement.

        "Stockholder Representative Expense" shall have the meaning set forth in Section 6.4(b).

        "Subject Product" means any human therapeutic product, the manufacture, use, sale, offer for sale, or import of which, is covered by a Valid Claim in a Patent owned by the Company on the Closing Date.

        "Subsidiary" means, with respect to any party, any corporation or other organization or person, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.

        "Survival Date" shall have the meaning set forth in Section 6.1.

        "Surviving Corporation" shall have the meaning set forth in Section 2.1.

        "Third Future Amount" means the Revenue Share.

        "Third Future Per Share Amount" means the quotient obtained by dividing (a) the Third Future Amount by (b) the sum of (i) the number of outstanding shares of Common Stock immediately prior to the Effective Time plus (ii) the Company Option Shares.

        "Third Party Expenses" shall have the meaning set forth in Section 7.2.

        "Trade Secrets" means trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.

        "Valid Claim" means a claim of an issued and unexpired Patent owned by the Company which claim has not been held invalid or unenforceable by a Governmental Authority of competent jurisdiction from which no appeal can be or has been taken, and has not been admitted to be invalid or unenforceable through re-examination or disclaimer or otherwise.

          (b)   Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

2.

THE MERGER

        2.1   The Merger.    At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporations Law, as amended from time to time, (the "DGCL"), Merger Sub shall be merged with and into the Company (the "First Merger"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the First Merger is hereinafter sometimes referred to as the "First-Step Corporation." As soon as practicable after all Second Merger Consents have been obtained, and as part of a single overall transaction with the First Merger and pursuant to an integrated plan, the First-Step Corporation shall be merged with and into a direct wholly owned United States corporate subsidiary of Parent (such wholly owned subsidiary of Parent, "Newco" and such merger, the "Second Merger"), with Newco continuing as the surviving entity (the First Merger and the Second Merger are referred to herein together as the "Integrated Merger"). Newco as the surviving entity after the Second Merger is hereinafter sometimes referred to as the "Surviving Corporation." A condition precedent to the Company's and the Principal Stockholders' obligations to proceed with the First Merger is that the Initial Stock Consideration (excluding the portion of the Initial Stock Consideration to be placed in the Escrow Fund) represent at least forty percent (40%) of the value of the Initial Consideration (excluding the portion of the Initial Stock Consideration to be placed in the Escrow Fund).

        2.2   Effective Time.    On the Closing Date, the parties hereto shall cause the First Merger to be consummated by filing a certificate of merger reasonably acceptable to Parent and the Company (the "Certificate of Merger"), in accordance with the relevant provisions of the DGCL to be properly executed and filed and shall make all other filings or recordings required under the DGCL. The First Merger shall be effective at the time and on the date set forth in the Certificate of Merger in accordance with the DGCL, which filing shall occur on the Closing Date (the "Effective Time").

        2.3   Closing of the Merger; Closing Deliverables.    The closing of the First Merger (the "Closing") will take place on the date hereof contemporaneously with the parties' execution of this Agreement (the "Closing Date") at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 701 Fifth Avenue, Suite 5100, Seattle, WA 98104. At the Closing:

          (a)   Deliverables of Parent and Merger Sub; Delivery of Merger Consideration.

              (i)  This Agreement.    Parent and Merger Sub shall have executed and delivered to the Company and the Stockholder Representative, this Agreement.

             (ii)  Certificates of Good Standing.    The Company shall have received a certificate of good standing for Merger Sub issued by the Secretary of State of the State of Delaware, dated within a reasonable period prior to Closing.

            (iii)  Offer Letters to Employees.    Parent shall have delivered to each of the employees of the Company an offer letter (including Parent's standard form of employee proprietary information and inventions agreement) (the "Offer Letter"), effective as of the Closing Date, in the form attached hereto as Exhibit A.

            (iv)  Employment Agreement.    Parent shall have executed and delivered an Employment Agreement with D. Lynn Kirkpatrick, in the form attached hereto as Exhibit B (the "Employment Agreement").

             (v)  Consulting Agreement.    Parent shall have executed and delivered a Consulting Agreement with Garth Powis, in the form attached hereto as Exhibit C (the "Consulting Agreement").

          (b)   Deliverables of the Company.

              (i)  This Agreement.    The Company shall have executed and delivered to Parent this Agreement.

             (ii)  Officer's Certificate.    A certificate signed by a duly authorized officer of the Company certifying: (A) the authenticity and continuing validity of the certificate of incorporation and by-laws of the Company and (B) the authenticity and continuing validity of the resolutions, consents and other approvals of the Board of Directors and stockholders of the Company, with respect to this Agreement and the transactions contemplated hereby.

            (iii)  Inventions Agreement.    Parent shall have received an executed copy of the proprietary information and invention assignment agreement in the forms attached to Schedule 1.3(b)(ii) from each of D. Lynn Kirkpatrick and each of the Key Employees.

            (iv)  Modification of Agreements.    The Company shall have received an executed letter from the University of Arizona in the form set forth on Schedule 2.3(b)(iv) to this Agreement.

             (v)  Offer Letters.    Parent shall have received an executed Offer Letter, effective as of the Closing Date, from each of the Key Employees.

            (vi)  Certificate of Good Standing.    Parent shall have received a certificate of good standing for the Company from the Secretary of State of the State of Delaware, dated within a reasonable period prior to Closing.

           (vii)  Certificates of Status of Foreign Corporation.    Parent shall have received a Certificate of Status of Foreign Corporation of the Company issued by the Secretary of State of the State of Arizona and the State of Texas dated within a reasonable period prior to the Closing.

          (viii)  FIRPTA Certificate.    Parent shall have received a copy of an executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3), validly executed by a duly authorized officer of the Company.

            (ix)  Resignations.    Parent shall have received written evidence that each officer and director of the Company has resigned, effective at the Effective Time, from all director or officer positions held by such person with respect to the Company.

          (c)   Deliverables of the Company Stockholders.

              (i)  This Agreement.    The Principal Stockholders and the Stockholder Representative shall have executed and delivered to Parent this Agreement.

             (ii)  Employment Agreement.    D. Lynn Kirkpatrick shall have executed and delivered to Parent the Employment Agreement.

            (iii)  Certificate of Stockholders.    The Company Stockholders shall have executed and delivered to Parent a Certificate of Stockholder, in the form attached hereto as Exhibit D (the "Certificate of Stockholder").

            (iv)  Consulting Agreement.    Garth Powis shall have executed and delivered to Parent the Consulting Agreement.

          (d)   Escrow Fund.    Concurrently herewith, Parent, the Stockholder Representative and the Escrow Agent shall have executed and delivered an escrow agreement in form satisfactory to both Parent and Company (the "Escrow Agreement") under which Computershare Trust Company of Canada or another Person mutually satisfactory to Parent and the Company shall act as escrow agent (the "Escrow Agent") with respect to an escrow fund (the "Escrow Fund") for the purposes of securing the payment of the indemnification obligations of the Company Stockholders pursuant to Article VI. Parent shall deposit into such Escrow Fund promptly following the Closing the Aggregate Escrow Amount. The Merger Consideration payable to the Company Stockholders at the Closing but for this Section 2.3(d) shall be reduced by an amount equal to each Stockholder's Pro Rata Portion as set forth opposite each Stockholder's name on Schedule 2.3(d) hereto. Upon the termination of the Escrow Fund in accordance with the Escrow Agreement, each Company Stockholder shall receive such Stockholder's Pro Rata Portion previously withheld from the Merger Consideration otherwise payable to such Company Stockholder less a pro rata amount of any indemnification obligations, if any, pursuant to Article VI, paid from the Escrow Fund. The adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, by the stockholders of Company shall constitute approval of the Escrow Agreement and all arrangements related thereto, including the depositing of the Aggregate Escrow Amount into the Escrow Fund.

          (e)   Post-Closing Covenant.    Within 30 days of the Closing Date, the Stockholder Representative shall deliver to Parent the unaudited balance sheets as of March 31, 2006, June 30, 2006 and September 30, 2006 of the Company (as such September 30, 2006 balance sheet is delivered on the Closing Date pursuant to Section 3.7) and the related statements of operations and cash flows for the three-month periods and year-to-date periods then ended (the "Quarterly Reports"). The Quarterly Reports will be prepared in conformity with GAAP applied on a consistent basis (subject to normal year-end adjustments and, in the case of any unaudited Financial Statements, the lack of footnotes) and on that basis present fairly, in all material respects, the financial condition and results of operations as of the date thereof and for the period indicated of the Company. After the Closing, the Principal Stockholders shall provide to Parent such cooperation and information, as and to the extent reasonably requested, in connection with Parent's audit of the Quarterly Reports after the Effective Date, including providing relevant documents and records.

        2.4   Effect of the First Merger.    At the Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the DGCL.

        2.5   Certificate of Incorporation and Bylaws.

          (a)   The certificate of incorporation and the bylaws of the First-Step Corporation shall be amended and restated as of the Effective Time in the manner set forth in the Certificate of Merger. Such amended and restated certificate of incorporation of the Surviving Corporation shall continue in full force and effect until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation.

          (b)   Bylaws.    The bylaws of the First-Step Corporation shall be amended and restated as of the Effective Time to read in their entirety as did the by-laws of the Merger Sub in effect immediately prior to the Effective Time. Such amended and restated bylaws of the Surviving

  Corporation shall continue in full force and effect until thereafter amended in accordance with the DGCL and as provided in such bylaws.

        2.6   Directors and Officers of First-Step Corporation.    Unless otherwise determined by Parent prior to the Effective Time, the officers and directors of Merger Sub immediately prior to the Effective Time shall be the officers and directors of the First-Step Corporation immediately after the Effective Time, in accordance with the provisions of the DGCL, the certificate of incorporation and bylaws of the First-Step Corporation until their successors are duly elected and qualified, or until their earlier resignation or removal.

        2.7   Merger Consideration.    In full satisfaction of Parent's obligations hereto, the aggregate consideration to be paid in accordance with the terms of this Section 2.7 to the Company Stockholders (the "Merger Consideration") shall be the sum of (a) the Closing Amount (as reduced by the applicable portion of the Aggregate Escrow Amount pursuant to Section 2.3 and Article V) plus (b) the First Future Amount, if any, plus (c) the Second Future Amount, if any, plus (d) the Third Future Amount, if any.

          (a)   Closing Date Payments.    Parent, or an entity designated by Parent, shall pay the Closing Amount as follows, provided, however, that such payments shall be made to a particular Company Stockholder only to the extent such Company Stockholder has complied with Section 2.8 and Section 2.9 below, as applicable:

              (i)  to the Company Stockholders promptly (but in no event later than five business days) following the Closing an amount in cash equal to the Initial Cash Consideration;

             (ii)  to the Company Stockholders promptly (but in no event later than five business days) following the Closing, the Initial Stock Consideration, less the Stock Escrow Amount and the Special Escrow Amount; and

            (iii)  to the Escrow Agent promptly (but in no event later than five business days) following the Closing, an amount in shares equal to the Aggregate Escrow Amount.

          (b)   Future Payments.

              (i)  Parent, or an entity designated by Parent, shall make a one-time payment in Parent Common Stock, subject to compliance with applicable regulatory requirements, to the Company Stockholders, in an amount equal to the First Future Amount within 10 Business Days after Parent, its Affiliates or Sublicensees Initiate a Phase III Clinical Trial;

             (ii)  Parent, or an entity designated by Parent, shall make a one-time payment in Parent Common Stock, subject to compliance with applicable regulatory requirements, to the Company Stockholders, in an amount equal to the Second Future Amount within 10 Business Days after Parent, its Affiliates or Sublicensees receive Regulatory Approval in a Major Market; and

            (iii)  Parent, or an entity designated by Parent, shall pay to the Company Stockholders, subject to compliance with applicable regulatory requirements, the Third Future Amount within 20 Business Days after receipt by Parent or its Affiliates of any Collaboration Revenue.

            Each share of Parent Common Stock issued in connection with Sections 2.7(b)(i) or 2.7(b)(ii) shall be registered in accordance with the provisions of Section 2.18. Each share of Parent Common Stock issued in connection with Sections 2.7(b)(i), 2.7(b)(ii) or 2.7(b)(iii) shall have a value equal to the average closing sale price of one share of Parent Common Stock as reported on the Nasdaq Global Market (or such other market as the Parent Common Stock shall then be listed on, if it is not then listed on the Nasdaq Global Market) for the ten

    (10) consecutive trading days ending three trading days immediately preceding the date of payment for such Future Payment.

            The right of any Company Stockholder to receive any Future Amount or any portion of the Aggregate Escrow Amount (i) is an integral part of the consideration provided for in this Agreement, (ii) shall not be evidenced by a certificate or other instrument, (iii) shall not be assignable or otherwise transferable by such Company Stockholder, except by will, upon death or by operation of law, (iv) shall not accrue or pay interest on any portion thereof and (v) does not represent any right other than the right to receive the consideration set forth in Sections 2.7(a)(i) and 2.7(a)(ii) and Sections 2,7(b)(i), 2.7(b)(ii) and 2.7(b)(iii) and Section 2.3(d). The right of any Company Stockholder to receive any Future Amount does not give such Company Stockholder dividend rights, voting rights, liquidation rights, preemptive rights or other rights of holders of capital stock of the Company. The Parent Common Stock in the Escrow Fund shall be legally outstanding under applicable state law and appear as issued and outstanding on Parent's Financial Statements, all cash dividends paid on said Parent Common Stock shall be currently distributed to the Company Stockholders, and the Company Stockholders shall be entitled to exercise all voting rights with respect to said Parent Common Stock. Any attempted transfer of the right to any Future Amount or any portion of the Aggregate Escrow Amount by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

        2.8   Conversion of Common Stock; Surrender of Certificates; Payments to Stockholders.

          (a)   At the Effective Time, by virtue of the First Merger and without any action on the part of any party:

              (i)  Each share of Common Stock that is owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

             (ii)  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (A) shall be automatically converted into the right to receive the cash or stock payable to the holder thereof, without interest thereon, pursuant to this Section 2.8, and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist and each Certificate previously representing any such shares shall thereafter represent the right to receive the Common Stock Consideration; provided, however, that Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 2.14.

          (b)   From and after the Effective Time and subject to compliance with applicable regulatory requirements, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificate(s) are presented to the Surviving Corporation, as the case may be, for any reason, they shall be cancelled and converted into the right to receive the Merger Consideration in accordance with this Section 2.8.

          (c)   Prior to the Effective Time and subject to compliance with applicable regulatory requirements, Parent, Company, or Parent's designee, shall deliver to each holder of Common Stock that has not previously received the same (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to Parent (the "Letter of Transmittal") and (ii) instructions for effecting the surrender of such Certificates in exchange for the consideration such holder of Common Stock has the right to receive in accordance with this Article II.

          (d)   Parent, or Parent's designee, shall transfer shares to each holder of a Certificate that was converted into the right to receive the consideration described in Section 2.8(a)(ii), (i) following receipt by Parent of a completed and duly executed Letter of Transmittal and the Certificate, (A) a cash amount equal to the product of (x) the number of outstanding shares of Company Common Stock previously represented by such Certificate, multiplied, by (y) the Initial Per Share Cash Consideration, and (B) that number of shares equal to the product of (x) the number of outstanding shares of Company Common Stock previously represented by such Certificate, multiplied by (y) the Initial Per Share Stock Consideration, and (ii) for each Future Amount that becomes payable in accordance with the terms of this Agreement, an amount equal to the product of (A) the number of outstanding shares of Company Common Stock previously represented by such Certificate(s), multiplied by (B) the applicable Future Per Share Amount. The amounts paid by Parent, or its designee, in exchange for Certificates shall be deemed to be full payment and satisfaction of all rights pertaining to such shares of Company Common Stock.

          (e)   If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming a certificate to be lost, stolen or destroyed, the Parent, or its designee, will issue in exchange for this lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof except that the Person to whom this Merger Consideration is paid shall, as a condition precedent to the payment thereof, indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

          (f)    If payment is to be made to a Person other than the registered holder of the Certificate(s) surrendered, it shall be a condition of payment that the surrendered Certificate must be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate(s) surrendered or establish to the reasonable satisfaction of the Surviving Corporation or the Parent that this Tax has been paid or is not applicable.

        2.9   Surrender and Cancellation of Company Options; Payments to Option Holders.

          (a)   Prior to the Effective Time, the Company shall take such actions as may be necessary to require that (i) all Company Options be surrendered and cancelled as of the Effective Time and be converted into the right to receive the Option Consideration payable in cash or stock to the holder thereof, without interest thereon, pursuant to this Section 2.9 and (ii) each holder of a Company Option duly execute an option surrender agreement (an "Option Surrender Agreement") in exchange for the payments described, and in accordance with the procedures set forth, in this Section 2.9.

          (b)   At the Effective Time, each Company Option, whether vested or not then vested, shall be cancelled and extinguished and converted automatically into the right to receive, subject to and in accordance with the procedures set forth in this Section 2.9, (i) an amount in cash, without interest thereon, equal to the product of (A) the number of shares of Company Common Stock previously issuable immediately prior to the Effective Time if such Company Option were exercised immediately prior to the Effective Time, multiplied by (B) the excess, if any, of (1) the Initial Per Share Cash Consideration over (2) the exercise price per share of Company Common Stock previously issuable pursuant to such Company Option, and, provided the Initial Per Share Cash Consideration exceeds the exercise price of such Company Option, (ii) an amount of Parent Common Stock equal to the product of (A) the number of shares of Company Common Stock previously issuable immediately prior to the Effective Time if such Company Option were exercised immediately prior to the Effective Time, multiplied by (B) the Initial Per Share Stock Consideration (together, the "Option Closing Amount"), and, provided the Initial Per Share Cash

  Consideration exceeds the exercise price of such Company Option, (iii) an amount in cash or stock, as the case may be, without interest thereon, equal to the product of (A) the Future Per Share Amount for each Future Amount, if any, multiplied by (B) the number of shares of Company Common Stock previously issuable immediately prior to the Effective Time if such Company Option were exercised immediately prior to the Effective Time.

          (c)   Parent, or Parent's designee, shall make the cash and/or stock payments described in Section 2.9(b)(i) to each holder of Company Options that were converted into the right to receive the consideration described in Section 2.9(b)(i) and (ii) only upon delivery of a completed and duly executed Option Surrender Agreement. Parent, or Parent's designee, shall make the cash and/or stock payments described in Section 2.9(b)(iii) to each holder of Company Options that were converted into the right to receive the consideration described in Section 2.9(b)(iii) in accordance with Section 2.7(b). The amounts paid by Parent in exchange for the Company Options pursuant to this Section 2.9 shall be deemed to be full payment and satisfaction of all rights pertaining to such Company Options.

        2.10   Withholding Taxes.    Parent, the Company, the First-Step Corporation, the Surviving Corporation and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any person such amounts as may be required to be deducted or withheld therefrom under any applicable provision of federal, state, local or foreign tax law or under any applicable legal requirement. Any amounts required to be withheld shall be satisfied first from the cash consideration payable to such person and then, if such cash consideration is not sufficient, from the stock consideration payable to such person. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

        2.11   Capital Stock of Merger Sub.    At the Effective Time, by virtue of the First Merger and without any action on the part of any of the parties hereto, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the First-Step Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub shall after the Effective Time evidence ownership of shares of capital stock of the First-Step Corporation.

        2.12   No Fractional Shares.    No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each Company Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that would otherwise be received by such Company Stockholder in respect of all shares of Company Common Stock held by such Company Stockholder) shall receive from Parent an amount of cash (rounded to the nearest whole cent), equal to the product of such fraction multiplied by the closing sale price of one share of Parent Common Stock as reported on the Nasdaq Global Market on the Closing Date.

        2.13   Payment in Stock.

          (a)   The shares of Parent Common Stock issued as part of the Initial Stock Consideration or as part of the Third Future Payment, if any, will not be registered under the Securities Act of 1933, as amended (the "Securities Act"). The sale or transfer of such shares of Parent Common Stock may only be made in conformity, and in accordance with the principles and restrictions of, the applicable securities laws, including, without limitation, the provisions of the Securities Act and the rules of the Securities and Exchange Commission ("SEC") promulgated thereunder and, unless registered under the Securities Act, (A) pursuant to Rule 144 promulgated under the Securities Act ("Rule 144") or (B) upon the receipt by Parent of an opinion in form and substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such transfer may be made without registration under applicable securities laws, including, without limitation, the Securities Act and is in compliance with the Merger Agreement and the Certificate of Stockholder. Parent may instruct its transfer agent to stop the transfer of any shares of Parent Common Stock issued as part of the Initial Stock Consideration or as part of the Third Future Payment, if any, to provide for compliance with the provisions of this paragraph. Shares of Parent Common Stock issued as part of the First Future Amount and the Second Future Amount, if any, will be registered under the Securities Act in accordance with Section 2.18.

          (b)   Each certificate representing shares of Parent Common Stock (unless and until such shares are registered pursuant to this Agreement) shall bear legends substantially in the form set forth below:

    "THE SHARES SUBJECT TO THIS CERTIFICATE WERE ISSUED PURSUANT TO THAT CERTAIN AGREEMENT AND PLAN OF REORGANIZATION BY AND AMONG PROLX PHARMACEUTICALS CORPORATION ("PROLX"), BIOMIRA INC., AND CERTAIN OTHER NAMED STOCKHOLDERS OF PROLX (THE "MERGER AGREEMENT") AND ARE SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE MERGER AGREEMENT AND ANCILLARY AGREEMENTS RELATED THERETO, INCLUDING THE CERTIFICATE OF STOCKHOLDER. THE SALE AND ISSUANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES AND SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION, (2) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 PROMULGATED UNDER THE ACT, OR (3) THERE IS AN OPINION REASONABLY SATISFACTORY TO THE CORPORATION FROM COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION FROM THE ACT IS AVAILABLE AND THAT SUCH OFFER, SALE, PLEDGE OR TRANSFER IS IN COMPLIANCE WITH THE PROVISIONS OF THE MERGER AGREEMENT AND THE ANCILLARY AGREEMENTS RELATED THERETO, INCLUDING THE CERTIFICATE OF STOCKHOLDER."

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE ("TSX"); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON TSX."

        2.14   Dissenter's Rights.    Notwithstanding anything in this Agreement to the contrary, Company Common Stock outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such Company Common Stock in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, as provided in Section 2.8 hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such stockholder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Company Common Stock Consideration to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by Company for appraisal of Company Common Stock.

        2.15   Taking of Necessary Action; Further Action.    If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the First-Step Corporation and/or the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action. Subject to the terms and conditions provided in this Agreement, each of the Principal Stockholders shall take promptly, or cause to be taken, all reasonable actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to provide requisite notices and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

        2.16   Public Announcements.    All press releases relating to this Agreement and the transactions contemplated hereby shall be a press release issued by Parent and reasonably acceptable to the Company, except as provided by applicable laws. The Company shall issue no press releases or otherwise make any public announcements with respect to this Agreement and the transactions contemplated hereby without the express written consent of Parent. Subject to regulatory or legal requirements, Parent shall consult with the Company prior to issuing any press releases or otherwise making public announcements with respect to this Agreement and the transactions contemplated hereby.

        2.17   Reorganization Status.    The Integrated Merger is intended to qualify as a reorganization within the meaning of the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. The parties hereto shall treat the First Merger and the Second Merger as integrated steps in a single transaction as contemplated by this Agreement, and hereby adopt this Agreement as a "plan of reorganization" within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Parent covenants and represents that, none of Merger Sub, Newco or Parent (nor any Affiliate of Merger Sub, Newco or Parent, which shall include the Company after the First Merger), has taken or failed to take any action, before the Closing, nor will they take or fail to take any action after the Closing, which could reasonably be expected to cause the Integrated Merger to fail to qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code; provided, however, that this covenant shall not relieve Parent of its obligation to pay the Merger Consideration in the manner provided in this Agreement. In this regard, Parent agrees and covenants (i) to consummate the Second Merger as soon as practicable after the Closing, and (ii) to pay any Third Future Amounts in Parent Common Stock to the extent (and only to the extent) necessary to cause the aggregate Common Stock Consideration paid in Parent Common Stock, as of each date that payment of a Third Future Amount is paid, to not be less than forty percent (40%) of the aggregate Merger Consideration as of each such date within the meaning of, and determined in accordance with, the continuity of interest requirements under Section 368 of the Code and the treasury regulations thereunder, excluding for this purpose any Parent Common Stock remaining in the Escrow Fund or any Parent Common Stock that may be issued in any subsequent Future Amount. Parent represents that within the time period set forth in Treasury Regulation Section 1.367(a)-3(c)(3)(i)(A), it has been and will be, up to and including the Closing Date, engaged in an active trade or business (the "Active Trade or Business") outside the United States in compliance with Treasury Regulations Section 1.367-3(c)(3).

Parent further represents that, as of the Closing Date, it (i) does not have any plan or intention to substantially dispose of or discontinue such Active Trade or Business as described in Treasury Regulation Section 1.367(a)-3(c)(3)(i)(B) and (ii) does not have any plan or intention to consummate any transaction (a "Gain Recognition Transaction") (or cause any such transaction to be consummated) described in Treasury Regulation Section 1.367(a)-8(e) prior to the close of the fifth (5th) full taxable year following the close of the taxable year during which the Second Merger occurs that would cause any Company Stockholder to recognize gain pursuant to Treasury Regulation Section 1.367(a)-8(b)(3). Parent covenants that it will notify each Company Stockholder in writing prior to the consummation of any Gain Recognition Transaction. Parent further covenants that it will notify each Company Stockholder in writing prior to the consummation of any nonrecognition transfer described in Treasury Regulation Section 1.367(a)-8(g) and will cooperate with any Company Stockholder with respect to any reporting or disclosure requirements set forth in Treasury Regulation Section 1.367(a)-8. Parent also covenants that it shall cause the Company to timely comply with the reporting requirements set forth in Treasury Regulation Section 1.367(a)-3(c)(6). To the extent required to meet the continuity of business enterprise requirement set forth in Treasury Regulation Section 1.368-1(d), Parent represents that following the Integrated Merger, Newco will continue the historic business of the Company or use a significant portion of the Company's business assets in a business.

        2.18   Registration Statement.

          (a)   Registration.    Parent agrees that it shall use its commercially reasonable efforts to cause to be filed not later than thirty (30) business days following the date on which the First and Second Future Payments are due, a registration statement on Form F-3 (the "Registration Statement") under the Securities Act for an offering to be made on a delayed or continuous basis pursuant to Rule 415 thereunder or any similar rule that may be adopted by the SEC and permitting sales in ordinary course brokerage or dealer transactions not involving any underwritten public offering, covering all of the shares of Parent Common Stock issued to the Company Stockholders pursuant to Section 2.7(b)(i) and Section 2.7(b)(ii) of this Agreement, and any other securities issued by Parent as a dividend or other distribution with respect to, or in exchange for or in replacement of, such shares ("Registrable Shares"). Parent shall use commercially reasonable efforts thereafter to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Parent may postpone the filing or the effectiveness of the Registration Statement for a period of up to sixty (60) days if Parent determines in good faith that the filing or effectiveness of the Registration Statement would require the disclosure of information that could be materially detrimental to Parent or its stockholders; provided, however, that Parent shall not be required to disclose such information (or the nature thereof) to the holders of Registrable Shares ("Holders") or the Stockholder Representative. Subject to Section 2.18(b), Parent shall use commercially reasonable efforts to keep the Registration Statement continuously effective until the earlier to occur of (A) the one-year anniversary of the date on which the Registration Statement is declared effective by the SEC (the "Termination Date") and (B) the first date on which no Registrable Shares originally covered by the Registration Statement shall constitute Registrable Shares.

          (b)   Stop Order; Amendment of Prospectus.

              (i)  Parent will notify the Holders promptly of (i) the issuance of any stop order suspending the effectiveness of the Registration Statement or (ii) the receipt by Parent of any notification with respect to the suspension of the qualification of the Registrable Shares for sale in any jurisdiction. Immediately upon receipt of any such notice, the Holders shall cease to offer and sell any Registrable Shares pursuant to the Registration Statement in the jurisdiction to which such stop order or suspension relates. Parent shall use commercially reasonable efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if any such stop order is issued or any such qualification is suspended, to obtain as soon as possible the withdrawal or revocation thereof, and will notify the Holders at the earliest practicable date of the date on which the Holders may offer and sell Registrable Shares pursuant to the Registration Statement.

             (ii)  Parent will notify the Holders promptly if Parent is in possession of material non-public information that an executive officer of Parent determines in good faith should not be disclosed because it would be materially detrimental to Parent or its stockholders but would otherwise be required to be set forth in the prospectus used in connection with the Registration Statement (a "Prospectus"); provided, however, that Parent shall not be required to disclose such event or facts, or the nature thereof, to the Holders or the Stockholder Representative. Immediately upon receipt of such notice, and provided that an equivalent trading suspension has been imposed on, and is then applicable to, all of Parent's executive officers, directors and other holders of Parent Common Stock which are registered for resale under the Securities Act, the Holders shall cease to offer or sell any Registrable Shares pursuant to the Prospectus, cease to deliver or use such Prospectus and, if so requested by Parent, return to Parent, at Parent's expense, all copies (other than permanent file copies) of such Prospectus. Promptly after Parent determines that the information may be included in an amendment or supplement to any Prospectus, Parent will use commercially reasonable efforts to amend or supplement the Prospectus as promptly as practicable in order to set forth or reflect such event or state of facts. Notwithstanding the foregoing, in the event that an executive officer of Parent determines in good faith that the disclosure of such information in an amendment or supplement would be materially detrimental to Parent or its stockholders, Parent shall be permitted to delay the filing of such an amendment or supplement to such Prospectus for a period of time to extend no longer than sixty (60) days. Parent will promptly furnish copies of such amendment or supplement to such Prospectus to the Holders and notify Holders when trading may once again commence.

          (c)   Information Concerning the Holders.    The obligations of Parent to take the actions contemplated by Section 2.18(a) with respect to an offering of Registrable Shares of each Holder shall be subject to the condition that such Holder shall (i) conform to all applicable requirements of the Securities Act and the Exchange Act with respect to the offering and sale of securities and (ii) advise each underwriter, broker or dealer through which any of such Registrable Shares are offered that such Registrable Shares are part of a distribution that is subject to the prospectus delivery requirements of the Securities Act. Each Holder whose Registrable Securities will be covered by the Registration Statement shall furnish to Parent in writing such information and furnish such documents as may be reasonably required by Parent in the preparation of (A) a Prospectus (or any amendment or supplement thereto) with respect to any offering of Registrable Shares and (B) any qualification of such Registrable Shares under state securities or "blue sky" laws, and shall promptly notify Parent of the occurrence, from the date on which such information or documents are furnished to the date of the closing for the sale of such Registrable Shares, of any event relating to such Holder that is required under the Securities Act to be set forth in such Prospectus (or any amendment or supplement thereto).

        2.19   Stockholder Approval.

          (a)   Concurrently with the execution and delivery of this Agreement, the Company shall solicit and obtain written consents in lieu of a meeting of stockholders (the "Stockholder Written Consent") adopting this Agreement and approving the transactions contemplated hereby, including the Merger and the indemnity obligations set forth in Article 6, duly and validly executed by two-thirds (2/3) of the voting power of the outstanding shares of capital stock of the Company. A copy of the duly executed Stockholder Written Consents shall be delivered to Parent immediately after the execution and delivery of this Agreement.

          (b)   No later than five (5) business days from the date hereof the Company shall deliver to each holder of capital stock of the Company that did not execute a Stockholder Written Consent (i) the notice required by Section 262(d0(2) of the DGCL in form and substance reasonably satisfactory to Parent and (ii) the notice required by Section 228(e) of the DGCL in form and substance reasonably satisfactory to Parent in connection with the actions taken by the stockholders of the Company pursuant to the Stockholder Written Consent.

3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company and each of D. Lynn Kirkpatrick and Garth Powis, severally and not jointly, hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) delivered by the Company to Parent (the "Company Disclosure Schedule"), as follows:

        3.1   Corporate Existence.    The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted and as currently proposed to be conducted. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) as a foreign corporation in each jurisdiction where the character of properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

        3.2   Corporate Power.    The Company has all requisite corporate power and authority to enter into this Agreement and any related agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any related agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize this Agreement and any related agreement and the transactions contemplated hereby and thereby. The Company has delivered to Parent true and correct copies of all resolutions or actions by written consent of the board of directors of the Company and the Company Stockholders relating to this Agreement, any related agreement, the First Merger and the other transactions contemplated hereby and thereby. The Company has complied with or obtained waivers of all notice requirements to the Company Stockholders under the terms of the Company's certificate of incorporation or bylaws in connection with the completion of the First Merger. This Agreement and any related agreement to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other laws affecting the enforcement of creditors' rights in general, and except that the enforceability of this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

        3.3   No Conflicts.    The execution and delivery by the Company of this Agreement and the related agreements does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the certificate of incorporation, bylaws or other charter documents of the Company, (ii) any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license, whether written or oral (each a "Contract" and collectively the "Contracts") to which the Company or any of its properties or assets (whether tangible or intangible) is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties (whether tangible or intangible) or assets. Section 3.3 of the Disclosure Schedule lists all notices, consents, waivers and approvals as are required under any Contract in connection with the First Merger or the Second Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time and after the effective time of the Second Merger. Following the Effective Time, the First-Step Corporation, and following the effective time of the Second Merger, the Surviving Corporation will be permitted to exercise all of the Company's rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

        3.4   Consents and Approvals.    Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or, in the event the Second Merger is to occur, the filing of a certificate of merger with respect to the Second Merger with the Secretary of State of the State of Delaware, no authorization, approval, or consent of, and no registration or filing with, any Governmental Authority is required to be made or obtained by the Company in connection with the execution, delivery, and performance of this Agreement by the Company. No consent of, payment to or notice to any party to any contract to which either the Company is a party or under which the Company or any of its assets is bound or affected is required in connection with the valid execution, delivery and performance of this Agreement or any related agreement or the consummation of any transaction contemplated hereby or thereby.

        3.5   Capitalization.

          (a)   The authorized capital stock of the Company consists of 3,000,000 shares of Common Stock. As of the date hereof, 2,038,813 shares of Common Stock are issued and outstanding. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens, and are not subject to preemptive rights or rights of first refusal created by statute, the certificate of incorporation or by-laws of the Company or any agreement to which the Company is a party or by which it is bound. As of the date hereof, there are 500,000 shares of Common Stock reserved for issuance under the Company Option Plan, of which 282,000 shares were subject to outstanding options and 218,000 shares were reserved for future option grants or other equity awards as of such date. The Company has delivered to Parent true and complete copies of each form of agreement and Company Option Plan evidencing each Company Option. Except for the rights disclosed in the preceding sentences, there are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All shares of Common Stock issuable upon exercise of the Company Options described in this Section 3.5 will be, when issued pursuant to the respective terms of such Company Options, duly authorized, validly issued, fully paid and non-assessable. There are no other contracts, commitments or agreements relating to voting, purchase or sale, rights of first refusal or transfer of the capital stock of the Company. All shares of outstanding Common Stock and rights to acquire the capital stock of the Company were issued in compliance with all applicable federal and state securities laws.

          (b)   Schedule 2.3(d) sets forth a spreadsheet in form acceptable to Parent, which spreadsheet lists, as of the Closing, all Company Stockholders and their respective addresses, their respective taxpayer identification numbers or social security numbers, as applicable, the number of shares of

  Company Common Stock held by each Company Stockholder, the Merger Consideration to be issued to each Company Stockholder (both as to the Initial Cash Consideration and the Initial Stock Consideration), the number of Parent Common Stock to be deposited into the Escrow Fund on behalf of each Company Stockholder, the cash in lieu of any fractional shares pursuant to Section 2.12 to be issued to each Company Stockholder, the portion of the Stock Consideration issuable to such Company Stockholder, if any, and the Pro Rata Portion for each of the Company Stockholders.

          (c)   None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or similar right. None of the outstanding shares of Company Common Stock is subject to any right of first refusal or similar right in favor of the Company or any other Person. There is no contract to which the Company is a party (other than this Agreement) relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other equity based compensation or similar rights (other than the Company Options) with respect to the Company, and there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. There are no declared or accrued but unpaid dividends with respect to shares of Company Common Stock.

        3.6   No Subsidiaries.    The Company does not (a) own of record or beneficially, directly or indirectly, (i) any shares of capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise, or (iii) any assets comprising the business or obligations of any other corporation, partnership, joint venture or other non-corporate business enterprise or (b) control, directly or indirectly, any other entity.

        3.7   Financial Information.    Section 3.7 of the Company Disclosure Schedule sets forth (a) the audited balance sheets as of December 31, 2003 and December 31, 2004 of the Company and the related statements of operations and cash flows for the twelve-month periods then ended, respectively, (b) the audited balance sheet (the "Balance Sheet") as of December 31, 2005 (the "Balance Sheet Date") of the Company and the related statements of operations and cash flows for the twelve-month period then ended and (c) the unaudited balance sheet of the Company as of September 30, 2006 (the "Closing Balance Sheet") and the related statements of operations and cash flows for the three-month and year-to-date period then ended (collectively, the "Financial Statements"). The Financial Statements have been prepared in conformity with GAAP applied on a consistent basis (subject to normal year-end adjustments and, in the case of any unaudited Financial Statements, the lack of footnotes) and on that basis present fairly, in all material respects, the financial condition and results of operations as of the date thereof and for the period indicated of the Company. The Financial Statements were prepared from the books and records of the Company, which have been maintained in accordance with sound business practices and all applicable legal requirements and reflect all financial transactions of the Company which are required to be reflected in accordance with GAAP.

        3.8   Books and Records.    The books of account, ledgers, order books, minute books, records and documents of the Company accurately and completely reflect all material information relating to the business of the Company, the location and collection of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company. The Company has made available to Parent true and complete copies of the books of account, ledgers, order books, minute books, records and documents of the Company.

        3.9   Absence of Undisclosed Liabilities.    The Company has no liabilities or obligations (whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due)

except (a) to the extent reflected in the Balance Sheet or (b) those liabilities or obligations incurred in the Ordinary Course of Business since the Balance Sheet Date which would not individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        3.10   Absence of Changes or Events.    Except as set forth on Section 3.10 of the Company Disclosure Schedule and as contemplated by this Agreement, since December 31, 2005, the Company has (i) conducted business only in the ordinary and usual course, consistent with past practices, and (ii) without limiting the generality of the foregoing, there has not been, occurred or arisen any:

          (a)   transaction by the Company except in the Ordinary Course of Business consistent with past practices;

          (b)   modifications, amendments or changes to the certificate of incorporation or bylaws of the Company;

          (c)   payment, discharge, waiver or satisfaction, in any amount in excess of $10,000 in any one case, or $20,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise);

          (d)   creation of any Lien (as defined in Section 3.15(b)(vii)) on any of the Company's assets or properties, tangible or intangible, except for liens for current Taxes (as defined in Section 2.10) which are not yet due and payable or in good faith dispute and purchase money liens arising out of the purchase or sale of products or services made in the ordinary and usual course of business, consistent with past practice;

          (e)   destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);

          (f)    employment dispute, including claims or matters raised by any individual, Governmental Entity, or any workers' representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;

          (g)   change in any material election in respect of Taxes, change in any material accounting method in respect of Taxes, agreement or settlement of any material claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

          (h)   issuance or sale, or contract to issue or sell, by the Company of any shares of Company Common Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock, or any securities, warrants, options or rights to purchase any of the foregoing;

          (i)    declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Common Stock, or any split, combination or reclassification in respect of any shares of Company Common Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Common Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

          (j)    loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the Ordinary Course of Business consistent with past practices;

          (k)   any termination or extension, or any amendment, waiver or modification of the terms, of any Contract;

          (l)    sale, lease, sublease, license or other disposition of any of the material assets (whether tangible or intangible) or material properties of the Company or any creation of any Lien in such material assets or material properties;

          (m)  waiver or release of any material right or claim of the Company;

          (n)   the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or its affairs;

          (o)   notice of any claim or potential claim of ownership by any person other than the Company of the Company Intellectual Property (as defined in Section 3.17) owned by or developed or created by the Company or of infringement by the Company of any other person's Intellectual Property Rights;

          (p)   sale or license of any Company Intellectual Property Rights or execution of any agreement with respect to the Company Intellectual Property with any person or with respect to any Intellectual Property Rights of any person, (ii) purchase or license of any Intellectual Property Rights or execution of any agreement with respect to any Intellectual Property of any person, (iii) agreement with respect to the development of any Intellectual Property with a third party, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property Rights to the Company;

          (q)   payments (or distributions of any assets) to any Company Stockholder;

          (r)   change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any changes in policies in making or reversing accruals, or any change in capitalization of software development costs);

          (s)   circumstance, change, event or effect of any character that has had or is reasonably likely to have a Company Material Adverse Effect; or

          (t)    written agreement by the Company, or any officer or employee on behalf of the Company, to do any of the things described in the preceding clauses (a) through (t) of this Section 3.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

        3.11   Permits; Compliance with Laws.    The Company has complied in all material respects with, and is not in violation of, any Law and has not failed in any material respect to obtain or adhere to the requirements of any Permit of the Company. Section 3.11 of the Company Disclosure Schedule sets forth all Permits held by the Company. The Company holds all Permits necessary for the lawful conduct of their business as presently conducted or as currently proposed to be conducted under and pursuant to Law. All Permits of the Company have been legally obtained and maintained and are valid and in full force and effect. No Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any Permit of the Company.

        3.12   Litigation.    There is no Proceeding pending or, to the Knowledge of the Company, threatened, against the Company or affecting any of its respective properties or assets, or against any officer, employee or holder of more than 5% of the capital stock of the Company relating to such person's performance of duties for the Company or otherwise relating to the business of the Company, or in the case of the holders of 5% of the capital stock of the Company, relating to such person's stock ownership in the Company. To the Knowledge of the Company, there has not occurred any event and no condition exists on the basis of which any such Proceeding may be properly instituted. Neither the

Company, nor any officer, or holder of more than 5% of the capital stock of the Company is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other Governmental Authority. The foregoing sentences include, without limiting their generality, actions pending or, to the Knowledge of the Company, threatened involving the prior employment of any of the Company's officers or employees or their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers.

        3.13   Title to Properties; Absence of Liens and Encumbrances; Equipment; Customer Information.

          (a)   The Company does not own or lease any real property, nor has the Company ever owned or leased any real property and does not hold any right or option to purchase any real property. The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the "Leased Real Property"), including all amendments, terminations and modifications thereof ("Lease Agreements"); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Company is bound, other than those identified in Section 3.13 of the Disclosure Schedule. There is not, under any of such Lease Agreements any existing default (or event which with notice or lapse of time, or both, would constitute a default) and no rent is past due. The Lease Agreements are valid and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.

          (b)   The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the tangible properties and assets, real, personal and mixed, used, held for use in and/or necessary for the conduct of the business of the Company as currently conducted, free and clear of any Liens, except (i) Liens for Taxes not yet due and payable, and (ii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby. Section 3.13 of the Company Disclosure Schedule sets forth the tangible properties and assets, real, personal and mixed, used, held for use in and/or necessary for the conduct of the business of the Company as currently conducted, with a purchase price greater than $5,000 for each individual asset.

          (c)   The Company has not sold or otherwise released for distribution any of its customer files and other customer information relating to the current and former customers of the Company (the "Company Customer Information"). No person other than the Company possesses any claims or rights with respect to use of the Company Customer Information.

        3.14   Contracts.

          (a)   Other than this Agreement and the agreements contemplated hereby, the Company is not a party to, nor is it bound by:

              (i)  any employment, contractor or consulting agreement, contract or commitment with an employee or individual consultant, contractor, or salesperson, any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any employee, or any contractor, consulting or sales agreement, contract, or commitment with a firm or other organization;

             (ii)  any lease of personal property having a value in excess of $10,000 individually or $20,000 in the aggregate;

            (iii)  any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $20,000 in the aggregate;

            (iv)  any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise;

             (v)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money, extension of credit or security interest;

            (vi)  any agreement containing any indemnification obligations;

           (vii)  any powers of attorney other than those to legal counsel or representatives relating to registering or representing the Company's Intellectual Property Rights;

          (viii)  any agreement containing any price protection, "most favored nation" or similar provisions;

            (ix)  any partnership, joint venture, strategic alliance or similar agreement;

             (x)  any Contract to which an officer or director of the Company or Principal Stockholder (or any parent, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest) is a party;

            (xi)  any agreement pursuant to which the Company has advanced or loaned any amount to any Company Stockholder or any director, officer, employee, or consultant of the Company other than business travel advances in the Ordinary Course of Business, consistent with past practice;

           (xii)  any dealer, distribution, joint marketing, development agreement, sales representative, original equipment manufacturer, value added, remarketer, reseller, or independent software vendor, or other agreement for marketing, sales, provision or distribution of the Company's products, technology or services;

          (xiii)  any contract, license and or other agreements to which the Company is a party with respect to any Intellectual Property Rights or services;

          (xiv)  any contract, license or other agreements wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights or other rights of any person other than the Company; or

           (xv)  any other agreement, contract or commitment that involves $10,000 individually or $20,000 in the aggregate or more and is not cancelable without penalty within 30 days.

          (b)   Following the Effective Time, and, if applicable, the effective time of the Second Merger (assuming the Second Merger is consummated at the Effective Time), neither Parent nor Merger Sub shall have any additional liability, expense or future payment obligations related to the agreements, contracts or commitments listed on Section 3.14(a) of the Disclosure Schedule other than the obligations, expenses or payments expressly stated in such agreements, contracts or commitments.

          (c)   The Company is in compliance in all material respects with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any terms or conditions of any Contract, nor has there occurred any event or condition that could reasonably constitute such a material breach, violation or default with the lapse of time, giving of notice or both, in each case other than material breaches, violations or defaults that individually or in the aggregate would not reasonably be expected to result in liability to the Company. Each Contract is valid, binding, fully enforceable and in full force and effect, and the Company is not subject to any default thereunder, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any such Contract subject to any default thereunder.

          (d)   The Company has fulfilled all material obligations required to have been performed by the Company prior to the date hereof pursuant to each Contract, or cured any failure to fulfill any such material obligation.

          (e)   The Company has delivered to Parent true, correct and complete copies of all Contracts listed in Section 3.14(a) of the Company Disclosure Schedule, including all amendments, supplements, exhibits and ancillary agreements.

        3.15   Tax Matters.

          (a)   Definition of Taxes. For the purposes of this Agreement, the term "Tax" or, collectively, "Taxes" shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.15(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 3.15(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)   Tax Returns and Audits.

              (i)  The Company has prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations. All Taxes required to have been paid by the Company (whether or not shown on any Tax Return) have been paid.

             (ii)  The Company has paid all Taxes required to be paid and has withheld or paid with respect to its Employees and other third parties (and paid over any withheld amounts to the appropriate Taxing authority) all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid.

            (iii)  No Tax deficiency is outstanding, assessed or, to the Knowledge of the Company, proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax with continuing effect.

            (iv)  No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company has been proposed in writing by any tax authority to the Company or any representative thereof.

             (v)  The Company had no material liabilities for unpaid Taxes as of the date of the Closing Balance Sheet which have not been accrued or reserved on the Closing Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Closing Balance Sheet other than in the Ordinary Course of Business.

            (vi)  The Company has made available to Parent or its legal counsel copies of all Tax Returns for the Company filed for all periods since December 31, 2002.

           (vii)  There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

          (viii)  The Company has (a) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) never been a party to any tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement, or (c) no liability for the Taxes of any person (other than Company) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group Tax relief within a jurisdiction or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise.

            (ix)  The Company is not and has not been, at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

             (x)  The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code.

            (xi)  The Company has not engaged in a "reportable transaction," as set forth in Treas. Reg. § 1.6011-4(b) or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a "listed transaction", as set forth in Treas. Reg. § 1.6011-4(b)(2).

           (xii)  The Company will not be required to include any material income or material gain or exclude any material deduction or material loss from Taxable income as a result of any closing agreement under Section 7121 of the Code.

          (xiii)  No holder of Company Common Stock holds shares of Company Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

        3.16   Employee Matters and Benefit Plans.

          (a)   Schedule.    Section 3.16(a) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement.

          (b)   Documents.    The Company has provided or made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and any related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (iii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (iv) all correspondence to or from any governmental agency relating to any Company Employee Plan; and (v) any COBRA forms and related notices (or such forms and notices as required under comparable law).

          (c)   Employee Plan Compliance.    The Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Except as set forth in Section 3.16(c) of the Company Disclosure Schedule, the Company and its ERISA affiliates do not now and never have sponsored, participated in, or had any obligations to any Employee Plan intended to be qualified under Section 401(a) of the Code. There are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Entity with respect to any Company Employee Plan. The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. No compensation is or will be includable in the gross income of any Employee prior to such Employee's receipt of such compensation, as a result of the operation of Code Section 409A with respect to any arrangement or agreement in effect prior to the Effective Time.

          (d)   No Pension or Welfare Plans.    Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii)"multiple employer plan" as defined in ERISA or the Code, or (iv) a "funded welfare plan" within the meaning of Section 419 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

          (e)   No Post-Employment Obligations.    Except as set forth in Section 3.16(e) of the Disclosure Schedule, no Company Employee Plan provides, or reflects or represents any liability to provide retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

          (f)    Past Acquisitions.    Neither the Company nor any ERISA Affiliate is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

          (g)   Effect of Transaction.

              (i)  Except as set forth on Section 3.16(g)(i) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

             (ii)  Except as set forth on Section 3.16(g)(ii) of the Disclosure Schedule, no payment or benefit which will or may be made by the Company or its ERISA Affiliates with respect to any Employee or any other "disqualified individual" (as defined in Code Section 280G and the regulations thereunder) will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

          (h)   Employment Matters.    The Company: (i) is in compliance in all respects with all applicable federal, state and local laws, rules and regulations, and, to the Knowledge of the Company, is in compliance in all respects with all foreign laws, rules and regulations, respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the Knowledge of the Company, there are no pending or threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy. Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

          (i)    Labor.    No work stoppage or labor strike against the Company or any ERISA Affiliate is pending, or has been threatened or, to the Knowledge of the Company, is, reasonably anticipated. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any Employees. Except as set forth in Section 3.16(i) of the Disclosure Schedule, there are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 3.16(i) of the Disclosure Schedule, the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated with respect to Employees. Neither the Company nor any of its Subsidiaries have incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

          (j)    International Employee Plan.    Neither the Company nor any ERISA Affiliate currently, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

          (k)   Termination of Certain Benefit Plans.    The Company and its Affiliates, as applicable, have terminated any and all group severance, separation or salary continuation plans, programs or arrangements (collectively, "Company Employee Plans"). The Company has provided Parent with evidence that such Company Employee Plan(s) have been terminated pursuant to resolutions of the Company's Board of Directors, in form and substance approved by Parent.

          (l)    Employees; Compensation.    Section 3.16(1) of the Disclosure Schedule constitutes a full and complete list of all current directors, officers, employees and consultants of the Company, specifying their names and job designations, the total amount paid or payable to such director, officer, employee or consultant in the prior fiscal year and from the beginning of the current fiscal year through September 30, 2006, the basis of such compensation, whether fixed or commission or a combination thereof and their principal place of work.

          (m)  Certain Payments.    No payment or benefit which has been, will or may be made by the Company or any of its Subsidiaries with respect to any current or former employee could result in nondeductibility under Section 162(m) of the Code.

          (n)   Section 280G.    There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliates is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.

        3.17   Intellectual Property Rights.

          (a)   Section 3.17(a) of the Company Disclosure Schedule contains a true and complete list of all Registered Intellectual Property Rights and any other material Intellectual Property Rights (other than Trade Secrets and items listed in Section 3.17(a) of the Company Disclosure Schedule) that are used in the business of the Company and licenses or other agreements relating thereto unless listed in Section 3.14 of the Company Disclosure Schedule. Section 3.17(a) of the Company Disclosure Schedule also sets forth any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to the Registered Intellectual Property, and any actions that must be taken within 150 days after the Effective Time for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates.

          (b)   The Company solely owns, or has sufficient rights to use, all of the material Intellectual Property Rights used in or necessary for the conduct of its business as currently conducted and as it is currently planned to be conducted, free and clear of any Liens (all such Intellectual Property Rights, the "Company IP Rights"). To the Knowledge of the Company, there are no facts that cause or would cause any Company IP Rights to be invalid or unenforceable, including any information or fact that would constitute prior art. No act has been done or omitted to be done by the Company, which has, had or could have the effect of impairing or entitling any Person to cancel, forfeit, modify or consider abandoned, any Company IP Rights or give any Person any rights with respect thereto (other than rights granted pursuant to a Contract listed on Section 3.14(a) of the Company Disclosure Schedule). All registration, maintenance and renewal fees in respect of the Company IP Rights deemed necessary by the Company in the exercise of its reasonable business judgment have been paid and all necessary documents and certificates have been filed with the relevant Governmental Authority for the purpose of maintaining such Company IP Rights and, to the Knowledge of the Company, the Company IP Rights are valid and enforceable. To the Knowledge of the Company, the Company has not divulged, furnished or made accessible or furnished any of its material Trade Secrets to any Person who is not subject to a written agreement to maintain the confidentiality of such Trade Secrets. The Company takes and has taken reasonable measures to maintain the confidentiality of its Trade Secrets.

          (c)   To the Knowledge of the Company, the Company's use of the Company IP Rights is not in violation or infringement of, any Intellectual Property Rights of any other Person. No demand, claim, notice, inquiry or, to the Knowledge of the Company, threat, of action by any other Person regarding the violation or infringement by Company of any Intellectual Property Rights of any other Person has occurred or is currently outstanding. No demand, claim, notice, inquiry or, to the Knowledge of Company, threat, of action by any other Person contesting the use, ownership, validity or enforceability of the Company IP Rights owned by the Company has occurred or is currently outstanding. To the Knowledge of the Company, no third party is infringing the Company IP Rights. No proceedings or claims in which the Company alleges that any Person is infringing or otherwise violating any Company IP Rights, are pending, and none have been served by, instituted or asserted by the Company.

          (d)   All personnel, including employees, agents, consultants, officers and contractors who have contributed to or participated in the conception and development of any of the Company Software, Company IP Rights owned by the Company, and/or any other Intellectual Property conceived and/or reduced to practice in the course of such employees, agents, consultants, officers and contractors employment at the Company, either (i) have been party to a "work-for-hire" arrangement or agreement with the Company, whether in accordance with applicable federal and state law, domestic or foreign, or otherwise, that has accorded the Company full, effective, exclusive and original ownership of all such intangible property rights thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company (or the Licensor of such Company Intellectual Property Rights as set forth on Schedule 3.17(d)) full, effective and exclusive ownership of all such intangible property thereby arising, except in the cases of clause (i) through (ii) above where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

          (e)   The consummation of the transactions contemplated by this Agreement and any related agreement will not (i) result in the loss of, or otherwise adversely affect, any rights of the Company in any Company IP Rights, (ii) grant or require the Company to grant to any Person any rights with respect to any Company IP Rights or Intellectual Property of Parent, (iii) subject the Company to any increase in royalties or other payments in respect of any Company IP Rights, (iv) diminish any royalties or other payments the Company would otherwise be entitled to in respect of any Company IP Rights or (v) result in the breach or, by the terms of such contract, termination of any Contract relating to Intellectual Property.

          (f)    Except as set forth in Section 3.17(f) of the Company Disclosure Schedule, no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company IP Rights. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company IP Rights, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

        3.18   Computer Programs.

          (a)   Section 3.18(a) of the Company Disclosure Schedule contains a true and complete list and brief description of the Computer Programs (other than off-the-shelf Computer Programs) owned, licensed or otherwise used by the Company in connection with the operation of its business as currently conducted (such Computer Programs being referred to herein as the "Company Software"), identifying with respect to each such Computer Program whether it is owned, licensed or otherwise used by the Company. Except as listed in Section 3.18(a) of the Disclosure Schedule, there are no material agreements providing for the sale or license of the Company Software directly or indirectly by the Company to any Person.

          (b)   The Company Software is (i) owned by the Company, (ii) currently in the public domain or otherwise available to the Company without the further approval or consent of any third party, or (iii) licensed or otherwise used by the Company pursuant to terms of valid, binding written agreements.

          (c)   There is no Company Software owned, designed or developed by the Company or any of its employees, consultants or agents.

          (d)   The Company has not experienced within the past twelve months any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency on the part of the Company Software. The Company has taken commercially reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of the business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business.

        3.19   Environmental Protection.    The Company has not caused, or contracted with any Person for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances in connection with the operation of its business except in material compliance with Environmental Law. The Company, the operation of its business, and any real property that the Company owns, leases or otherwise occupies or uses (the "Premises") are in material compliance with all applicable Environmental Laws and orders or directives of any Governmental Authorities having jurisdiction under such Environmental Laws, including any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has not received any citation, directive, letter or other written communication, or any notice of any Proceeding from any person arising out of the ownership or occupation of the Premises, or the conduct of its operations, and the violation of Environmental Laws. The Company has obtained and is maintaining in full force and effect all Permits required by all Environmental Laws applicable to the Premises and the business operations conducted thereon, and is in compliance with all such Permits, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has not caused or allowed a release, or a threat of release, of any Hazardous Substance, at the Premises except in compliance with Environmental Laws, and, to the Knowledge of the Company, neither the Premises nor any property at or near the Premises has ever been subject to a release, or a threat of release, of any Hazardous Substance except in compliance with Environmental Laws.

        3.20   FDA and Global Regulation Compliance.

          (a)   The Company has obtained each federal, state, county, local or non-U.S. Company Permit (including all those that may be required by the Federal Food and Drug Administration (the "FDA") or any other Governmental Authority engaged in the regulation of the Company's products, the Company or the Company's manufacturing and other quality systems) that is required for or has been applied for in operating the Company in any location in which it is currently operated and all of such Permits are in full force and effect. Section 3.20 of the Company Disclosure Schedule lists all regulatory filing requirements that are required to be filed within six months after the Closing Date in order to maintain the Permits. The Company has not received any notice or written communication from any Governmental Authority regarding, and, to the Knowledge of the Company, there are no facts or circumstances that are likely to give rise to, (i) any violation of applicable Law or material adverse change in any Permit, or any failure to materially comply with any applicable Law or any term or requirement of any Permit or (ii) any revocation, withdrawal, suspension, cancellation, limitation, termination or modification of any Permit. No such Permit will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

          (b)   The operation of the Company, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of all products, is and at all times has been in material compliance with all applicable Laws, Permits, Governmental Authorities and orders including those administered by the FDA for products sold in the United States. There is no actual or, to the Knowledge of the Company, threatened material action or investigation in respect of the Company by the FDA or any other Governmental Authority which has jurisdiction over the manufacturing, operations, properties, products or processes of the Company or by any third parties acting on the Company's behalf. Company has no Knowledge that any Governmental Authority is considering such action or of any facts or circumstances that are likely to give rise to any such action or investigation.

          (c)   Except as set forth in Section 3.20 of the Company Disclosure Schedule, neither Company, nor to the Knowledge of the Company, any third party acting on Company's behalf with respect to services conducted for Company, has had any product or manufacturing site subject to a Governmental Authority (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Authority notice of inspectional observations, "warning letters," "untitled letters" or, to the Knowledge of the Company, requests or requirements to make changes to the operations of the Company or products that if not complied with would reasonably be expected to result in a Material Adverse Effect, or similar correspondence or written notice from the FDA or other Governmental Authority in respect of the Company, or to the Knowledge of the Company, any third party acting on Company's behalf with respect to services conducted for Company, and alleging or asserting noncompliance with any applicable Laws, Permits or such requests or requirements of a Governmental Authority, and, to the Knowledge of the Company, neither the FDA nor any Governmental Authority is considering such action. Except as set forth in Section 3.20(c) of the Company Disclosure Schedule, no vigilance report or adverse event report with respect to the products has been reported to the Company, or, to the Knowledge of the Company, any third party acting on Company's behalf with respect to services conducted for Company, and to the Knowledge of the Company, no vigilance report or adverse event report is under investigation by any Governmental Authority with respect to the products or the Company.

          (d)   All studies, tests and preclinical and clinical trials being conducted by or on behalf of the Company that have been or will be submitted to any Governmental Authority, including the FDA and its counterparts worldwide, including in the European Union, in connection with any Permit, are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state, federal and foreign Laws, rules and regulations, including the applicable requirements of Good Laboratory Practices, Good Clinical Practices, Good Manufacturing Practices and the U.S. Food, Drug and Cosmetic Act of 1938 and its implementing regulations, including 21 CFR Parts 50, 54, 56, 58, 210, and 211. The Company has not received any notices, correspondence or other communication in respect of the Company from the FDA or any other Governmental Authority requiring the termination or suspension of any clinical trials conducted by, or on behalf of, Company or in which Company has participated, and to the Knowledge of the Company neither the FDA nor any other Governmental Authority is considering such action. The Company has not received specific written notification from a Governmental Authority of the rejection of data obtained from any clinical trials conducted by, or on behalf of, Company or in which Company has participated with respect to the Company or its products, which data was submitted to the Governmental Authority and which was necessary to obtain regulatory approval of a particular product.

          (e)   The manufacture of products by, or on behalf of, the Company is being conducted in compliance in all material respects with all applicable Laws including the FDA's Good Manufacturing Practices at 21 CFR §§210-211 and applicable guidelines for products sold in the United States, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

          (f)    Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of the Company by the FDA pursuant to its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. The Company has not committed any act, made any statement, or failed to make any statement, in each case in respect of the Company and that would provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities" and any amendments thereto. Neither Company nor any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable Law. To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of the Company are pending or threatened against the Company or any of its officers, employees or agents.

        3.21   Insurance.    Schedule 3.21 contains (i) a true and complete list of all policies of fire, liability, production, completion bond, errors and omissions, workmen's compensation and other forms of insurance currently in effect covering any of the assets, business, officers, directors or employees of the Company and (ii) a true and complete list of all submitted and outstanding claims of any sort and all unresolved disputes of any sort between the Company and any insurance company. All current insurance policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid prior to the Closing, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for (i) covering the type and scope of its properties and business, and (ii) compliance with all requirements of Law and of all Contracts to which the Company is a party.

        3.22   No Broker.    No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or any of their respective agents.

        3.23   No Insolvency.    No insolvency Proceeding of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Company or any of its assets or properties, is pending or, to the Knowledge of the Company, threatened. The Company has not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings.

        3.24   Transactions with Affiliates.    There are no existing and, since January 1, 2006, there have been no loans, leases, royalty agreements or other continuing transactions between the Company and (a) any officer, employee or director of the Company, (b) any Person owning 5% or more of any class of capital stock of the Company, (c) any member of the immediate family of such officer, employee, director or stockholder or (d) any corporation or other entity controlled by such officer, employee, director or stockholder or a member of the immediate family of such officer, employee, director or stockholder.

        3.25   Assumptions or Guaranties of Indebtedness of Other Persons.    The Company has not assumed, guaranteed, endorsed or otherwise-become directly or contingently liable on (including, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss), any Indebtedness of any other Person.

        3.26   Investments in Other Persons.    The Company has not made any loan or advance to any Person, other than in the Ordinary Course of Business and on an arm's length basis on commercially reasonable terms in each case as reflected in the Balance Sheet, which is outstanding on the date of this Agreement, nor is it committed or obligated to make any such loan or advance.

        3.27   Absence of Certain Business Practices.    Since January 1, 2006, neither the Company, nor any Affiliate, director, officer, employee of the Company, nor any other Person acting on behalf of the Company, directly or indirectly, has given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person (a) which could reasonably be expected to subject the business of the Company, Parent or the Surviving Corporation to any damage or penalty in any civil, criminal or governmental Proceeding, or (b) the absence of which, in the past or in the future, might have been, or might be, reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect or which might subject the Company, Parent or the First-Step Corporation or the Surviving Corporation to suit or penalty in any private or governmental Proceeding.

        3.28   Bank Accounts.    Section 3.27 of the Company Disclosure Schedule sets forth information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution including the name of the bank or financial institution, the account number and the names of all individuals authorized to draw on or make withdrawals from such accounts.

        3.29   Complete Copies of Materials.    The Company has delivered true and complete copies of each document that has been requested by Parent or its counsel.

        3.30   Restrictions on Business Activities.    There is no agreement (non-competition or otherwise), Contract, commitment, judgment, injunction, order or decree to which the Company is a party or, to the Knowledge of the Company, otherwise binding upon the Company, which has, or may reasonably be expected to have, the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with or hire or solicit any person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of any market.

        3.31   Board Approval; Vote Required.    The Board of Directors of the Company has unanimously (a) approved this Agreement and the transactions contemplated hereby, including the Integrated Merger, (b) determined that the Integrated Merger is advisable and is fair to and in the best interests of the stockholders of the Company and (c) recommended the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Integrated Merger, by the stockholders of the Company. The affirmative vote or written consent of the holders of two-thirds (2/3) of the voting power of the outstanding shares of capital stock of the Company is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby, including the First Merger (the "Requisite Stockholder Approval"). No

state anti-takeover statute, similar statute or regulation or anti-takeover provision in the certificate of incorporation or by-laws of the Company are applicable to the Integrated Merger, this Agreement and the transactions contemplated hereby. The Company is not a party to any "stockholder rights plan" or similar anti-takeover plan or device.

4.

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

        Each of the Principal Stockholders, severally and not jointly, hereby represents and warrants to Parent and Merger Sub and dated as of the date hereof as follows:

        4.1   Ownership of Company Capital Stock.    Such Principal Stockholder is the sole record and beneficial owner of the Company Common Stock designated as being owned by such Principal Stockholder opposite such Principal Stockholder's name in Schedule 2.3(d) of the Disclosure Schedule. Other than transfer restrictions under applicable federal and state securities laws, such Company Common Stock is not subject to any transfer restrictions Lien or to any right of first refusal of any kind, and such Principal Stockholder has not granted any right to purchase such Company Common Stock to any other person or entity. Such Principal Stockholder has the sole right to transfer such Company Common Stock to Parent. Such Company Common Stock constitutes all of the Company Common Stock owned, beneficially or of record, by such Principal Stockholder, and such Principal Stockholder has no options, warrants or other rights to acquire Company Common Stock.

        4.2   Absence of Claims by the Principal Stockholders.    Except as set forth on the Disclosure Schedule, such Principal Stockholder does not have any claim known against the Company whether present or future, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law.

        4.3   No Conflict.    The execution and delivery by such Principal Stockholder of this Agreement and any related agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby will not conflict with (a) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which such Principal Stockholder or any of its properties or assets is subject or (b) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Principal Stockholder or its properties or assets.

        4.4   Authority.    Each Principal Stockholder has the capacity to enter into this Agreement and any other agreements or certificates delivered pursuant to this Agreement to which such Principal Stockholder is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any other agreements or certificates delivered pursuant to this Agreement to which such Principal Stockholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action on the part of such Principal Stockholder and no further action is required on the part of such Principal Stockholder to authorize the Agreement and any other agreements or certificates delivered pursuant to this Agreement to which it is a party and the transactions contemplated hereby and thereby. This Agreement and each of the other agreements or certificates delivered pursuant to this Agreement to which such Principal Stockholder is a party has been duly executed and delivered by such Principal Stockholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with their respective terms.

5.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby represent and warrant to the Company, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) delivered by the Parent to the Company and the Principal Stockholders (the "Parent Disclosure Schedule") and dated as of the date hereof as follows:

        5.1   Corporate Existence.    Each of Parent and Merger Sub is a corporation, duly organized, validly existing, and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its respective state of incorporation. Each of Parent and Merger Sub has all requisite corporate power and authority and possesses all Permits necessary to enable it to own, lease, or otherwise hold its properties and assets and to carry on its business as presently conducted and as currently proposed to be conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) as a foreign corporation in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

        5.2   Corporate Power.    Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the related agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any related agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate corporation action on the part of Parent and Merger Sub, and no further action is required on the part of Parent or Merger Sub to authorize this Agreement and any related agreement and the transactions contemplated hereby and thereby. This Agreement and any related agreement to which Parent and Merger Sub is a party have been duly executed, and delivered by each of Parent and Merger Sub, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid, and binding obligation of each of Parent and Merger Sub enforceable against them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other laws affecting the enforcement of creditors' rights in general, and except that the enforceability of this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

        5.3   No Conflicts.    The execution and delivery by Parent and Merger Sub of this Agreement and the related agreements does not, and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in a Conflict any violation of or default under (with or without notice or lapse of time, or both) or give rise to a Conflict with (i) any provision of the certificate of incorporation, bylaws or other charter documents of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) are subject, (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of their respective properties (whether tangible or intangible) or assets.

        5.4   Ownership of Merger Sub; No Prior Activities.    Merger Sub is a wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activity other than as contemplated by this Agreement.

        5.5   Financing.    Parent has sufficient and immediately available funds or financing in place as of the date of this Agreement to fund the cash portion of the Merger Consideration to be paid to the Company Stockholders at the Closing.

        5.6   Parent Common Stock.    The Parent Common Stock to be issued pursuant to the Merger has been duly authorized and will, when issued in accordance with this Agreement, be validly issued, fully paid and non-assessable. Such Parent Common Stock will be, when issued in accordance with this Agreement, free of any liens or encumbrances (except as contemplated by this Agreement or any related Agreements), and not subject to preemptive rights or other claims of any other party. Subject to the accuracy of the Company Stockholders' representations and warranties in the Certificate of Stockholders, the issuance of the Stock Consideration to be issued in conformity with the terms of this Agreement shall be exempt from the registration requirements of Section 5 of the Securities Act and from the registration or qualification requirements of applicable state securities laws.

        5.7   Tax Matters.    Parent has timely filed all Tax Returns required to be filed by it with the appropriate federal, state, local and foreign tax authorities, except where failure to do so would not have a Material Adverse Effect. All Taxes shown to be due and payable on such Returns, any assessments imposed, and, to the Parent's actual knowledge, after due diligence inquiry of those employees of Parent whom Robert Kirkman reasonably believes would have actual knowledge of the matters presented, all other Taxes due and payable by Parent (including any required withholding and employment Taxes) have been paid or will be paid prior to the time they become delinquent, except where failure to do so would not have a Material Adverse Effect. The provision for Taxes of Parent as shown in the Parent Financials (as defined below) is adequate for Taxes due or accrued as of the date thereof. Parent has not been advised in writing (i) that any of its Tax Returns have been or are being audited as of the date hereof, or (ii) of any deficiency in assessment or proposed judgment with respect to its Taxes.

        5.8   FDA Compliance.    Parent is not the subject of any pending or, to the Knowledge of Parent, threatened investigation in respect of Parent by the FDA pursuant to its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Parent has not committed any act, made any statement, or failed to make any statement, in each case in respect of Parent and that would provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities" and any amendments thereto. Neither Parent nor any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable Law. To the Knowledge of Parent, no debarment or exclusionary claims, actions, proceedings or investigations in respect of the Company are pending or threatened against Parent or any of its officers, employees or agents.

        5.9   Financial Statements.

          (a)   Parent's reports filed with the United States Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 2003 (the "Parent "34 Act Reports") (i) are all the reports required to be filed by Parent during such period, (ii) have been prepared in accordance with the requirements of the Exchange Act and filed on a timely basis, and (iii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   Each set of financial statements (including, in each case, any related notes thereto) contained in the Parent "34 Act Reports (the "Parent Financials") was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, for the absence of footnotes as permitted by the Exchange Act) and each fairly presents the financial position of Parent at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

          (c)   Parent has previously furnished to Company complete and accurate copies, as amended and supplemented, of its (a) Annual Report, Annual Information Form and Information Circular for its fiscal year ended December 31, 2005, (b) Quarterly Report for its fiscal quarters ended March 30, 2006 and June 30, 2006 and (c) all other material reports filed by Parent with the Alberta Securities Commission and the other applicable securities commissions in the Provinces of Canada (collectively, the "Commissions") since January 1, 2006 (such reports are collectively referred to herein as the "Parent Reports"). The Parent Reports constitute all of the documents required to be filed by Parent with the Commissions since January 1, 2006. As of their respective dates, the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Parent included in the Parent Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commissions with respect thereto, (ii) have been prepared in accordance with Canadian generally accepted accounting principles, applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted under the Securities Act (Alberta) (the "Alberta Securities Act") and the Canada Business Corporations Act), and (iii) fairly present the consolidated financial condition, results of operations and cash flows of Parent as of the respective dates thereof and for the periods referred to therein.

        5.10   Capitalization.    The authorized capital stock of Parent consists solely of: (i) an unlimited number of Parent Common Stock, of which 89,388,932 were outstanding as at October 13, 2006; (ii) 12,500 non-voting redeemable Class A preference shares, all of which are outstanding; and (iii) an unlimited number of Class B preference shares issuable in series, none of which are currently outstanding. All of the Parent Common Stock to be issued pursuant to this Agreement, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid, non-assessable, free of all preemptive rights and, subject to official notice of issuance, authorized for listing on the Toronto Stock Exchange.

        5.11   Canadian Securities Law.

          (a)   The Initial Stock Consideration will be issued in such a manner as to be exempt from the prospectus and registration requirements of applicable securities legislation of the Province of Alberta, and the certificates representing the Initial Stock Consideration shall be delivered free of any restrictive legends specifically with respect to such securities legislation. Parent will cooperate with the Company Stockholders and give such instructions to its transfer agent within its authority to have any certificates representing the Initial Stock Consideration with legends, to be replaced or broken and reissued into two or more certificates, including certificates without such legends for the Initial Stock Consideration that are no longer restricted by such legends under this Agreement.

          (b)   Subject to any future applicable regulatory order restricting the resale by a holder of the Initial Stock Consideration issued hereunder, such resale will not be subject to any restriction in the Province of Alberta provided that, at the time of such resale: (i) Parent is a reporting issuer in a jurisdiction of Canada; (ii) if the holder is an insider or officer of Parent (as defined under the Securities Act (Alberta), the holder has no reasonable grounds to believe that the Parent is in default of securities legislation; (iii) no unusual effort is made to prepare the market or to create a demand for the Initial Stock Consideration and no extraordinary commission or other consideration is paid in respect of the trade; and (iv) the trade is not a control distribution (as defined in National Instrument 45-102 "Resale of Securities").

          (c)   None of the securities regulatory authorities in Canada or any similar regulatory authority of any other jurisdiction has issued any order preventing or suspending trading in any securities of Parent which is currently in effect.

          (d)   The issued and outstanding common shares of Parent are listed and posted for trading on the Toronto Stock Exchange.

          (e)   Parent is a "reporting issuer" not in default under the securities laws and legislation of the Province of Alberta, Parent will use its reasonable commercial efforts to maintain such status and not be in default of any requirement under such legislation for at least twelve 12 months subsequent to the date of issuance of the Initial Stock Consideration.

          (f)    The Initial Stock Consideration have been conditionally approved for listing on the Toronto Stock Exchange subject to compliance with customary listing conditions.

6.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW

        6.1   Survival of Representations and Warranties.    The representations and warranties of Parent, Merger Sub, the Company and the Principal Stockholders contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive until twelve (12) months following the Closing Date (the "Survival Date"); provided, however, that (i) the representations and warranties contained in Section 3.17 (Intellectual Property) shall survive until thirty six (36) months following the Closing Date (ii) in the event of fraud or willful breach of a representation or warranty, such representation or warranty shall survive in perpetuity with respect to the person committing such fraud or willful breach; (iii) the representations and warranties contained in Sections 3.2 and 5.2 (Corporate Power) and Sections 3.5 and 5.10 (Capitalization) shall survive in perpetuity; (iv) the representations and warranties set forth in Section 2.17 (Reorganization Status), Sections 3.15 and 5.7 (Taxes) and Section 3.19 (Environmental Matters) of this Agreement shall survive until the expiration of the applicable statutes of limitation (collectively, (ii), (iii) and (iv) shall be referred to as the "Specified Representations"). Covenants and agreements that by their terms are to be performed after the Closing shall survive indefinitely, except as otherwise set forth herein.

        6.2   Indemnification.

          (a)   Indemnification by the Company Stockholders.    Subject to the provisions of Section 6.3, the Company Stockholders (including the Principal Stockholders) (collectively, the "Company Indemnifying Parties") severally and not jointly, in accordance with their respective Pro Rata Portions agree to indemnify and hold Parent and its officers, directors and affiliates, including the First-Step Corporation and, if applicable, the Surviving Corporation (the "Parent Indemnified Parties"), harmless against any and all claims, losses, liabilities, damages, deficiencies, diminution in value, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (hereinafter individually a "Parent Loss" and collectively "Parent Losses") incurred or sustained by the Parent Indemnified Parties, or any of them, directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Company or the Principal Stockholders contained in this Agreement or any agreement or certificate delivered pursuant to this Agreement, or (ii) any failure by the Company or any Principal Stockholder to perform or comply with any covenant applicable to them contained in this Agreement or any agreement, delivered pursuant hereto. The Company Indemnifying Parties shall not have any right of contribution from, and may not seek indemnification or advancement of expenses from, the Company, Parent, the First-Step Corporation or the Surviving Corporation with respect to any Loss claimed by a Parent Indemnified Party.

          (b)   Indemnification By Parent. Parent (the "Parent Indemnifying Party") agrees to indemnify and hold the Company Stockholders (the "Company Indemnified Parties"), harmless against any and all claims, losses, liabilities, damages, deficiencies, diminution in value, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (hereinafter individually a "Company Loss" and collectively "Company Losses") incurred or sustained by the Company Indemnified Parties, or any of them, directly or indirectly as a result of (i) any breach or inaccuracy of a representation or warranty of Parent or Merger Sub contained in this Agreement or any agreement or certificate delivered pursuant to this Agreement, or (ii) any failure by Parent or Merger Sub to perform or comply with any covenant applicable to them contained in this Agreement or any agreement delivered pursuant hereto, or (iii) any loss incurred by a Company Indemnified Party who enters into a "gain recognition agreement" in accordance with Treasury Regulation Section 1.367(a)-8 and who recognizes gain pursuant to Treasury Regulation Section 1.367(a)-8(b)(3) or otherwise as a result of Parent's consummation of a transaction (a "Gain Recognition Transaction") described in Treasury Regulation Section 1.367(a)-8(e) prior to the close of the fifth full taxable year following the close of the taxable year in which the Integrated Merger takes place or the receipt of any indemnification payment pursuant to this Section 6.2(b)(iii). Notwithstanding anything to the contrary herein, to the extent that the Parent Indemnifying Party is obligated to indemnify a Company Indemnified Party in connection with any Loss under subsection (iii) of this Section 6.2(b) or in connection with any Company Loss relating to a breach of Section 2.17 hereof (each, a "Tax Loss"), the indemnification of a Company Indemnified Party for such Tax Loss shall be paid by the Parent Indemnifying Party without reduction for any anticipated future Tax benefit to such Company Indemnified Party resulting from any increase in such Company Indemnified Party's Tax basis in its Parent Common Stock resulting from a Gain Recognition Transaction or as a result of the Integrated Merger's failure to qualify as a reorganization pursuant to Section 368(a) of the Code (a "Basis Increase") unless such Tax benefit (calculated in the manner described below) has been recognized by the time an indemnification payment becomes due; provided, however, that to the extent that any Company Indemnified Party subsequently recognizes a Tax benefit (a "Basis Increase Tax Benefit") solely as a result of a Basis Increase (which shall be determined based on such Company Indemnified Party's Tax Returns with and without the effect of such Basis Increase), then the Company Indemnified Party shall pay the amount of such Basis Increase Tax Benefit (but not in excess of the indemnification payment actually received from the Parent Indemnifying Party with respect to the Tax Loss giving rise to such payment) to the Parent Indemnifying Party as such Basis Increase Tax Benefit is actually recognized.

          (c)   The indemnification obligations under Section 6.2(a) and 6.2(b) shall survive the Closing and shall terminate on the expiration date of the representation or warranty to which such obligation relates as set forth in Section 6.1.

        6.3   Escrow Arrangement.

          (a)   Escrow Fund.    By virtue of this Agreement and as security for the indemnity obligations provided for in Section 6.2 hereof, at the Effective Time, Parent shall deposit the Aggregate Escrow Amount into the Escrow Fund as set forth in Section 2.3(d). The Escrow Fund shall be governed by the terms set forth herein and as set forth in the Escrow Agreement. The Stock Escrow Amount (the "Available Escrow Fund") shall, except as set forth in Section 6.6, be the exclusive remedy to compensate the Parent Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VI.

          (b)   Escrow Period; Distribution upon Termination of Escrow Periods.    Subject to the following requirements and the Escrow Agreement, the Available Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., local time on the fifth

  (5th) business day after the Survival Date (the "Escrow Period"); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, is necessary to satisfy any unsatisfied claims, if any, specified in any Officer's Certificate delivered to the Stockholder Representative and the Escrow Agent prior to the termination of the Escrow Period with respect to facts and circumstances existing on or prior to the Survival Date. Parent shall give the Escrow Agent notice of any amounts of still pending claims, or any unsatisfied claims in any Officer's Certificate. Following the termination of the Escrow Period, each of the Indemnifying Parties shall be entitled to receive such person's Pro Rata Portion (if any) of the remaining portion of the Available Escrow Fund, if any, not required to satisfy such claims and each of the Indemnifying Parties shall be entitled to receive such person's Pro Rata Portion (if any) of the remaining portion of the Available Escrow Fund, if any, following resolution of all such claims, if any, by Parent. For the purposes hereof, "Officer's Certificate" shall mean a certificate signed by any officer of Parent: (1) stating that an Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

          (c)   Special Escrow Amount; Distribution upon Termination of Special Escrow Period.    Subject to the following requirements, the Special Escrow Amount shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., local time on the fifth (5th) business day after the date on which Parent receives notice that it is eligible to accrue expenses against, and receive reimbursement for, the entire SBIR Amount (the "Special Escrow Period"). Following the termination of the Special Escrow Period, Parent shall direct the Escrow Agent to deliver to each of the Indemnifying Parties such person's Pro Rata Portion of the Special Escrow Amount. If Parent receives notice that it is not eligible to accrue expenses against, and receive reimbursement for, the entire SBIR Amount the Special Escrow Period shall terminate and Parent shall be entitled to retain the entire Special Escrow Amount.

          (d)   Protection of Escrow Fund.

              (i)  The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period and the Special Escrow Period and shall treat such fund as a trust fund in accordance with the terms of this Agreement and the Escrow Agreement and not as the property of Parent and shall hold and dispose of the Aggregate Escrow Fund only in accordance with the terms of this Article VI.

             (ii)  Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund that have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock that have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock in the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Parent shall notify the Escrow Agrent of any changes that will affect the Escrow Fund pursuant to this Section 2(b)(ii).

            (iii)  Each Company Stockholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

          (e)   Claims Upon the Available Escrow Fund.

              (i)  Upon receipt by the Escrow Agent at any time on or before the Survival Date of an Officer's Certificate, the Escrow Agent shall, subject to the provisions of Section 6.4 hereof and the Escrow Agreement, deliver to Parent out of the Available Escrow Fund, as promptly as practicable, an amount in Parent Common Stock held in the Available Escrow Fund in an amount equal to such Losses.

             (ii)  For the purpose of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Available Escrow Fund pursuant to this Article VI, each share of Parent Common Stock shall have a value equal to the average closing sale price of one share of Parent Common Stock as reported on the Nasdaq Global Market for the ten consecutive trading days ending three trading days immediately preceding the date of payment for such Loss (the "Escrow Trading Price").

            (iii)  If the Stockholder Representative does not object in writing within the 30-day period after delivery by the Parent of the Officer's Certificate to the Stockholder Representative, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative and the Company Indemnifying Parties of the claim for Losses, and the Parent Indemnified Parties shall be entitled to the full amount of the claim for Losses set forth in such Officer's Certificate.

          (f)    Objections to Claims against the Available Escrow Fund.    For a period of 30 days after the delivery of the Officer's Certificate to the Stockholder Representative, the Escrow Agent will make no delivery to Parent of any escrow amount pursuant to Section 6.3(e) hereof unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such 30 day period, the Escrow Agent will be authorized to deliver such escrow amount pursuant to Section 6.3(e)(i), provided that no such payment may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such 30-day period.

          (g)   Resolution of Conflicts; Arbitration.

              (i)  In case the Stockholder Representative shall object in writing to any claim or claims made in any Officer's Certificate to recover Losses from the Available Escrow Fund within 30 days after delivery of such Officer's Certificate, the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth any agreement reached by the parties with respect to such claim shall be prepared and signed by both parties. Parent and the Stockholder Representative shall each be entitled to rely on any such memorandum and take any actions as may otherwise be contemplated in such memorandum.

             (ii)  If no such agreement can be reached after good faith negotiation and prior to 60 days after delivery of an Officer's Certificate, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative. In the event that, within 30 days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, then, within 15 days after the end of such 30 day period, Parent and the Stockholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Stockholder Representative fails to select an arbitrator during this 15 day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Parent. If Parent fails to select an arbitrator during this 15-day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Stockholder Representative.

            (iii)  Any such arbitration shall be held in San Francisco, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and Parent shall be entitled to rely on, and make permanent retentions from the Available Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

            (iv)  Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction, subject to Section 7.8. The forgoing arbitration provision shall apply to any dispute between the Company Stockholders, on the one hand, and any Indemnified Party, on the other hand, under this Article VI hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VI.

          (h)   Third Party Claims.

              (i)  In the event Parent becomes aware of a third party claim which Parent reasonably believes may result in a demand against the Available Escrow Fund or for other indemnification pursuant to this Article VI, Parent shall notify the Stockholder Representative of such claim.

             (ii)  The Stockholder Representative shall be entitled on behalf of the Company Indemnifying Parties, at its expense, to assume control of the defense of the Parent Indemnified Party against the third party claim, with counsel reasonably satisfactory to such Parent Indemnified Party. Parent shall cooperate fully with Stockholder Representative in conducting the defense of such claim, and shall be entitled, at its own expense, to be represented by legal counsel of its own choosing. The expenses of any such additional counsel shall not be deemed Losses hereunder unless Parent reasonably determines, based on the advice of legal counsel, that the Company Indemnifying Parties and the Parent Indemnified Parties cannot be adequately represented by a single legal counsel. The Stockholder Representative shall not without the prior written consent of the Parent Indemnified Parties consent to the entry of any judgment or enter into any settlement that (i) does not provide for the payment of money as the sole and exclusive remedy and (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Parent Indemnified Party of a release from all liability in respect of such claim.

            (iii)  If the Stockholder Representative shall decline to conduct such defense, then Parent shall have the right to conduct such defense and settle such claim, but amounts incurred or accrued by the Parent Indemnified Parties in defense of such third party claim, or paid in settlement thereof, shall not be deemed Losses hereunder unless the Stockholder Representative shall have provided his advance written consent to the terms of such settlement. In the event that the Stockholder Representative has consented to any such settlement, the Company Indemnifying Parties shall have no power or authority to object under any provision of this Article VI to the amount of any claim by Parent against the Escrow Fund for the amount of such settlement.

        6.4   Indemnification Claims by Company Indemnified Parties.

          (a)   Upon receipt by Parent at any time on or before the Survival Date of a Representative's Certificate, the Parent shall, subject to the provisions of Section 6.4 hereof, deliver to the Stockholder Representative, as promptly as practicable, an amount in cash equal to such Losses, and the Stockholder Representative shall deliver such cash amount to Company Indemnified Parties as appropriate and in accordance with each Company Indemnified Party's Pro Rata Share. For the purposes hereof, "Representative's Certificate" shall mean a certificate signed by the Stockholder Representative: (1) stating that a Company Indemnified Party has paid, sustained, incurred, or accrued Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

          (b)   If Parent does not object in writing within the 30-day period after delivery by the Stockholder Representative of the Representative's Certificate to Parent, such failure to so object shall be an irrevocable acknowledgment by the Parent Indemnifying Parties of the claim for Losses, and the Company Indemnified Parties will be entitled to the full amount of the claim for Losses set forth in such Representative's Certificate.

          (c)   Not later than 30 days after delivery by the Stockholder Representative of the Representative's Certificate, Parent shall pay to the Stockholder Representative (or directly to the Company Indemnified Parties if so instructed by the Stockholder Representative) the full amount of the claim for Losses set forth in such Representative's Certificate, provided that no such payment may be made if the Parent shall object in a written statement to the claim made in the Stockholder's Certificate, and such statement shall have been delivered to the Stockholder Representative prior to the expiration of such 30-day period.

          (d)   In the event that Parent shall object in writing to any claim or claims made in any Stockholder's Certificate to recover Losses from Parent within 30 days after delivery of such Stockholder's Certificate, the Parties shall follow the dispute resolution procedure, mutatis mutandis, set forth in Section 6.3(g) above.

        6.5   Stockholder Representative.

          (a)   Each of the Indemnifying Parties hereby appoint Garth Powis as its agent and attorney in fact as the Stockholder Representative for and on their behalf to give and receive notices and communications, to authorize payment to the Parent from the Available Escrow Fund in satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of either of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Indemnifying Parties from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Indemnifying Parties.

          (b)   The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. Any loss, liability or expense incurred without negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative, shall be referred to herein as "Stockholder Representative Expenses". The Indemnifying Parties on whose behalf the Aggregate Escrow Amount was contributed to the Escrow Fund agree that the Stockholder Representative shall have the right to be reimbursed solely from the Escrow Fund for the Stockholder Representative Expenses. Following the termination of the Escrow Period and the resolution of all pending claims made by the Parent Indemnified Parties for Losses, the Stockholder Representative shall have the right to recover the Stockholder Representative Expenses from any remaining portion of the Available Escrow Fund prior to any distribution to the Indemnifying Parties, and prior to any such distribution, the Stockholder Representative shall deliver to Parent a certificate setting forth the Stockholder Representative Expenses to the Stockholder Representative. For the purposes of determining how many shares of Parent Common Stock the Stockholder Representative shall be entitled to recover for any Stockholder Representative Expenses hereunder, each share of Parent Common Stock shall have a value equal to the average closing sale price of one share of Parent Common Stock as reported on the Nasdaq Global Market for the ten consecutive trading days ending three trading days immediately preceding the date of payment for such Stockholder Representative Expenses. Notwithstanding the foregoing, the Stockholder Representative's right to recover Stockholder Representative Expenses shall not prejudice Parent's right to recover the full amount of indemnifiable Losses that Parent is entitled to recover from the Escrow Fund.

          (c)   A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement pursuant to Section 8.1 hereof, shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties; and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. Parent is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

        6.6   Limitations; Maximum Payments; Remedy.

          (a)   Subject to Section 6.7, the maximum amount the Parent Indemnified Parties may recover from a Company Indemnifying Party (other than as set forth in the following sentence) pursuant to the indemnity set forth in Section 6.2 hereof for Losses shall be limited to an amount equal to such Company Indemnifying Party's Pro Rata Portion of the Escrow Fund (the "General Company Indemnification Cap"). Notwithstanding the foregoing, and except as set forth below, in the event the Company Indemnifying Party is a Principal Stockholder, the maximum amount a Parent Indemnified Party may recover from such Principal Stockholder pursuant to the indemnity set forth in Section 6.2 hereof for Losses as a result of any breach or inaccuracy of the Specified Representations (a "Specified Rep Amount"), shall be limited to an amount equal to the Principal Stockholder's Pro Rata Portion of the Closing Amount, plus the First and Second Future Amounts (the "Specified Rep Indemnification Cap"). For the purposes of determining the value of each Company Stockholder's Pro Rata Portion of the General Company Indemnification Cap and the Specified Rep Indemnification Cap, in order to satisfy the Company Stockholders' indemnification obligations for Parent Losses after the Survival Date of the Escrow Fund, each share of Parent Common Stock shall have a value equal to the average closing sale price of one share of Parent Common Stock as reported on the Nasdaq Global Market for the ten consecutive trading days ending three trading days immediately preceding the date of payment for such Loss.

          (b)   The maximum amount a Company Indemnified Party may recover from a Parent Indemnifying Party pursuant to the indemnity set forth in Section 6.2 hereof for Losses, other than Losses as a result of the breach or inaccuracy of the Specified Representations, shall be limited to an amount equal in value to the Escrow Fund (the "General Parent Indemnification Cap"). Except as set forth below, the maximum amount a Company Indemnified Party may recover from a Parent Indemnifying Party pursuant to the indemnity set forth in Section 6.2 hereof for Losses as a result of the breach or inaccuracy of the Specified Representations shall be limited to an amount equal to the Closing Amount, plus the First and Second Future Amounts less all amounts previously paid to a Company Indemnifying Party (the "Parent Specified Rep Indemnification Cap"). Notwithstanding anything herein to the contrary, the maximum amount a Company Indemnified Party may recover for all Tax Losses shall be $15 Million. For the purpose of determining the cash value of the Parent Indemnification Caps under this Section 6.6(b), each share of Parent Common Stock shall have a value equal to closing sale price of one share of Parent Common Stock as reported on the Nasdaq Global Market on the Closing Date.

          (c)   The Indemnifying Parties will not have any obligation to indemnify the Indemnified Parties, until the aggregate amount of Losses exceeds Fifty Thousand Dollars ($50,000) (the "Basket"), after which the Indemnifying Parties must indemnify the Indemnified Parties to the full extent of such Losses, except with respect to Losses incurred by Parent Indemnified Parties in connection with breaches of Section 3.15, in which case Company Indemnified Parties shall only be liable for amounts in excess of the Basket.

          (d)   Nothing herein shall limit the liability of any person for any breach of a covenant or agreement that by its terms is to be performed by such person after the Closing.

          (e)   Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VI notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing.

        6.7   Exclusive Remedy.    Notwithstanding the limitations set forth in Section 6.6, the existence of this Article VI and the rights and restrictions set forth herein do not limit any potential remedies of Parent or the Company or the liability of any person with respect to any fraudulent or willful or intentional breach by any such person, or its officers, directors, affiliates or stockholders, of the representations, warranties or covenants of Parent, the Company and the Principal Stockholders contained in this Agreement or any agreement or certificate delivered pursuant to this Agreement (the "Noncapped Amounts") provided, however, that Parent agrees that (a) it shall seek to recover any Losses resulting from breaches or inaccuracies of the Specified Representations first from the Available Escrow Fund (to the extent available) and then from the Company Stockholders, and (b) it shall not under this Agreement hold or seek to hold any Company Stockholder (other than a Principal

Stockholder) liable for any fraudulent or willful or intentional breach of this Agreement (provided that nothing in this subsection (b) shall limit any potential remedies of Parent or the Company with respect to such claims other than such claims that may be brought under this Agreement). In addition, Parent may setoff any Losses relating to Noncapped Amounts or Specified Representation Amounts against any Future Amount that may become payable pursuant to the terms of this Agreement.

        6.8   Tax Treatment.    Any payments under this Article VI shall be treated as an adjustment to the Merger Consideration for all Tax purposes.

        6.9   Net of Insurance Proceeds and Tax Benefits.    In calculating the amount of any Loss, such Loss shall be reduced by any net Tax benefit actually recognized or to be recognized by the Indemnified Parties (or any Affiliates thereof) relating to such Loss and any insurance recovery with respect to such Loss.

7.

TAX MATTERS

        7.1   Tax.

          (a)   Parent shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for all taxable periods ending on or prior to the Closing Date that are filed after the Closing Date. Each such Tax Return shall be prepared in a manner consistent with the prior practice of the Company (except to the extent not permitted by applicable law) and shall be provided to the Stockholder Representative at least fifteen (15) days prior to the filing of such Tax Return. Parent shall not file any such Tax Return without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

          (b)   Parent shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for taxable periods that begin before, and end after, the Closing Date. Each such Tax Return shall be prepared in a manner consistent with the prior practice of the Company (except to the extent not permitted by applicable law) and shall be provided to the Stockholder Representative at least fifteen (15) days prior to the filing of such Tax Return. Parent shall not file any such Tax Return without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

        7.2   Cooperation.    Parent and the Stockholder Representative shall provide to each other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include access to employees and independent accountants and providing copies of all relevant portions of relevant Tax Returns and related relevant documents.

        7.3   Amended Returns.    Parent shall not amend or cause to be amended any Tax Return of the Company that includes a taxable period that begins on or before the Closing Date without the prior written consent of the Stockholder Representative.

        7.4   Closing Date Transactions.    Parent shall not cause to be made any extraordinary transaction or event on the Closing Date that would result in any increased Tax liability for which the Company Stockholders would be liable as additional Taxes.

8.

GENERAL PROVISIONS

        8.1   Amendment.    This Agreement may be amended (and any right hereunder extended or waived) by the parties hereto at any time by execution of an instrument in writing signed on behalf of the Parent and the Stockholder Representative; provided, further, that if any amendment operates in a manner that treats any Company Stockholder different from other Company Stockholders, the consent of such Company Stockholder shall also be required for such amendment. For purposes of this Section 8.1, the Indemnifying Parties agree that any amendment, extension or waiver of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Indemnifying Parties whether or not they have signed such amendment.

        8.2   Expenses.    All fees and expenses incurred in connection with the Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

        8.3   Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) (or in the case of the Stockholder Representative, by e-mail) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

    if to Parent, to:
    2011-94 Street
    Edmonton, Alberta, Canada
    T6N 1H1
    Attention: Chief Executive Officer
    Telephone: (780) 450-3761
    Fax: (780) 450-4772

    with a copy to:
    Wilson Sonsini Goodrich & Rosati
    Professional Corporation
    701 Fifth Avenue, Suite 5100
    Seattle, Washington 98104
    Attention: Mr. Patrick Schultheis
    Telephone No.:206-883-2554
    Facsimile No.:206-883-2699

    if to the Company, Principal Stockholders or the Stockholder Representative, to:
    ProlX Pharmaceuticals Corporation
    221 East 6th Street
    Tucson, Arizona 85705
    Attention: Ms. D. Lynn Kirkpatrick
    Telephone No.: 713-864-7512
    Facsimile No.: 520-622-5553

    with a copy to:
    Benesch Friedlander Coplan & Aronoff LLP
    200 Public Square
    Cleveland, OH 44114
    Attention: Mr. Jeffrey P. Jones
    Telephone No.: 216-363-4500
    Facsimile No.: 216-363-4588

        8.4   Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart for it to be effective among the parties.

        8.5   Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        8.6   Other Remedies.    Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        8.7   Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.8   Governing Law; Exclusive Jurisdiction.    This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that Delaware Law shall require that Delaware Law be applied to the First Merger and/or Second Merger and to the extent that the DGCL shall require that Delaware Law be applied to the Second Merger. Subject to Section 6.3(g) hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within King County, State of Washington in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Washington for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Section 6.3(g) hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.

        8.9   Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        8.10   WAIVER OF JURY TRIAL.    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT

OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY CIVIL ACTION IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES HERETO ACKNOWLEDGE THAT THIS SECTION CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

        8.11   Entire Agreement; No Third-Party Beneficiaries; Assignment.    This Agreement, the Exhibits and Schedules hereto, the Escrow Agreement, the Confidentiality Agreement, the Disclosure Schedule, the Parent Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder after the Effective Time.

*****

        IN WITNESS WHEREOF, Parent, Merger Sub, the Company, each of the Principal Stockholders and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

BIOMIRA INC.
By:	/s/ Robert L. Kirkman
Name:	Robert L. Kirkman
Title:	President & CEO
BIOMIRA ACQUISITION CORPORATION
By:	/s/ Robert L. Kirkman
Name:	Robert L. Kirkman
Title:	President & CEO
PROLX PHARMACEUTICALS CORPORATION
By:	/s/ Lynn Kirkpatrick
Name:	Lynn Kirkpatrick
Title:	CEO
PRINCIPAL STOCKHOLDERS
By:	/s/ Lynn Kirkpatrick
Name:	Lynn Kirkpatrick
By:	/s/ Garth Powis
Name:	Garth Powis
STOCKHOLDER REPRESENTATIVE
By:	/s/ Garth Powis
Name:	Garth Powis

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Employee Offer Letter
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Consulting Agreement
Exhibit D	Form of Certificate of Stockholder

Exhibit 10.34

BIOMIRA INC.

AMENDED AND RESTATED SHARE OPTION PLAN

1.    PURPOSE

The purpose of this Plan is to promote the interests of the Company and its shareholders by making provision for the granting of stock options by the board of directors of the Company to selected Employees and Directors of the Company and of its Subsidiaries and to selected Service Providers for the purchase of Shares for capital accumulation and as an investment which will provide such Employees, Directors and Service Providers with additional motivation to further the profitable growth of the Company and its Subsidiaries.

2.    DEFINITIONS

Unless the context clearly indicates otherwise, the following terms have the meanings set forth below:

  2.1
  "Company" means Biomira Inc., a corporation incorporated under the laws of Canada and any successor corporation, and any reference herein to action by the Company means action by or under the authority of its board of directors;

  2.2
  "Director(s)" means one or more members of the board of directors of the Company or any of its Subsidiaries;

  2.3
  "Employee" means a person who is regularly employed on a full-time basis by the Company or any of its Subsidiaries;

  2.4
  "Fair Market Value" shall mean the closing price of the Shares as reported by The Toronto Stock Exchange on the day preceding the day on which the Option is granted, or if no trade of Shares shall have been reported by such Exchange on that day, then not less than the mean of the bid and ask quotations for Shares on such Exchange at the close of business on such preceding day;

  2.5
  "Grant Date" as used with respect to a particular Option, means the date as of which such Option is granted pursuant to the Plan;

  2.6
  "Insider" has the meaning ascribed thereto in the Company Manual of The Toronto Stock Exchange;

  2.7
  "Option" means a contract complying with the provisions of this Plan between the Company and an Employee, Director or Service Provider under which the Employee, Director or Service Provider has a right to subscribe for unissued Shares;

  2.8
  "Optionee" means an Employee or former Employee, a Director or former Director or a Service Provider or former Service Provider, who is a party to an Option;

  2.9
  "Outstanding Issue" has the meaning ascribed thereto in the Company Manual of The Toronto Stock Exchange;

  2.10
  "Plan" means the Share Option Plan, as created hereby and as from time to time amended;

  2.11
  "Retirement" means:

  (i)
  the act of an Employee voluntarily retiring from employment with the Company and/or any Subsidiary, or

  (ii)
  the termination of an Employee's employment after the Company's and/or any Subsidiary's determination that there is not enough work to continue to employ the Employee,

    at any time after the Employee has reached the age of sixty and has been employed by the Company and/or a Subsidiary for a minimum period of ten consecutive years immediately preceding the date of his retirement;

  2.12
  "Service Provider" means a person or company engaged to provide ongoing management or consulting services for the Company or any entity controlled by the Company;

  2.13
  "Share" or "Shares" means, as the case may be, one or more common shares in the capital of the Company as constituted at the date hereof and any shares or securities of the Company into which such common shares are changed, subdivided, consolidated, reclassified or converted;

  2.14
  "Subsidiary" has the meaning therefor in section 1, subsection 4 of the Securities Act, R.S.O. 1990 c. S.5 as amended;

  2.15
  "Triggering Event" shall have the meaning ascribed thereto in Exhibit A to Schedule A hereto.

3.    GRANT OPTIONS

  3.1
  Subject to the provisions of this Plan, the board of directors of the Company may from time to time authorize the granting of Options to one or more Employees, one or more Directors or one or more Service Providers. The total number of Shares issuable pursuant to Options under the Plan shall, at any time, be 10% of the issued and outstanding Shares and, for greater certainty, any Shares issued upon the exercise of Options shall not reduce the percentage of Shares which may be issuable pursuant to options under the Plan; provided that the total number of Shares subject to Options and to other stock options granted to any one person shall not exceed such maximum number as is permitted from time to time under any applicable law or regulation or under the rules of any stock exchange on which the Shares are listed.

  In determining the Employees to whom Options are to be granted and the number of Shares subject to each Option to be granted to Employees, the duties, remuneration, length of service and present and potential contribution of an Employee to the success of the Company and/or its Subsidiaries and such other factors as shall from time to time be deemed relevant by the board of directors of the Company will be considered. In determining the Directors to whom Options are to be granted and the number of Shares subject to each Option to be granted to Directors, the length of service of the Director and his present and potential contribution to the Company and/or its Subsidiaries and such other factors as shall from time to time be deemed relevant by the board of directors of the Company will be considered. In determining the Service Providers to whom Options are to be granted and the number of Shares subject to each Option to be granted to Service Providers, the present and potential contribution of the Service Provider to the Company and/or its Subsidiaries and such other factors as shall from time to time be deemed relevant by the board of directors of the Company will be considered.

  Subject to the provisions of this Plan and the rules of any stock exchange on which the Shares are listed, an Employee, Director or Service Provider who is eligible under this Plan may be granted more than one Option to purchase Shares pursuant to this Plan if the board of directors shall so determine and may participate, if eligible, in any other stock purchase or option plan of the Company.

  3.2
  No Options shall be granted to any Optionee if such grant could result, at any time, in:

  3.2.1
  the number of Shares reserved for issuance pursuant to Options or other stock options granted to Insiders exceeding 10% of the Outstanding Issue;

2

    3.2.2
    the issuance to Insiders, within a one-year period, of a number of Shares exceeding 10% of the Outstanding Issue;

    3.2.3
    the issuance to any one Insider and such Insider's associates, within a one-year period, of a number of Shares exceeding 5% of the Outstanding Issue; or

    3.2.4
    the number of Shares reserved for issuance to any one person pursuant to Options or other stock options exceeding 5% of the Outstanding Issue.

4.    PURCHASE PRICE

The purchase price of the Shares subject to Options granted under the Plan shall be determined by the board of directors of the Company but shall not be less than the Fair Market Value of the Shares.

5.    TERMS OF OPTION

Subject to the provisions of the Plan, each Option shall contain such terms and conditions as may be determined by the board of directors of the Company from time to time, including terms as to the time and manner of exercise and the date of expiry. Such terms may vary between Options so granted, provided that no Option shall extend for a period of more than ten years from the date upon which it is granted, other than as provided herein, and each Option shall provide that the purchase price for all Shares taken upon the exercise thereof shall be paid in full at the time of such exercise. Without limiting the foregoing an Option in substantially the form attached hereto as Schedule A is approved for purposes of this Plan upon adoption of this Plan by the board of directors of the Company. Shares not taken up and paid for under any Option prior to the expiry or earlier termination thereof may be re-allocated and again optioned under the Plan.

In respect of Options that would otherwise expire unexercised during a period of blackout in which Optionees are forbidden by the policies of the Company to exercise Options ("Blacked-Out Options"), the Board may by resolution extend, for a period of ten business days following the end of the blackout, the period of time during which Blacked-Out Options may be exercised (the "Extension Period"). If one or more subsequent periods of blackout are imposed during an Extension Period, the number of days remaining in the Extension Period shall be added to the term of the Blacked-Out Options following the end of the subsequent blackout period or periods. For purposes of clarity, only one Extension Period may be added to the term of an Option.

If an Employee is granted a leave of absence by the Company or one of its Subsidiaries, as the case may be, such absence shall not of itself constitute a termination of employment unless and until the Company or such Subsidiary, as the case may be, shall declare such Employee's employment terminated.

6.    TRANSFERABILITY

An Option shall not be assignable or transferable otherwise than by the will of the Optionee or pursuant to the applicable laws of intestate succession and may be exercised during the life of the Optionee only by the Optionee. No Optionee shall have any rights as a shareholder of the Company in respect of the Shares subject to an Option until such Shares have been paid for in full and issued in accordance with the provisions of the Plan and the Option.

7.    EXERCISE OF OPTION ON THE OCCURRENCE OF A TRIGGERING EVENT

If a Triggering Event shall occur subsequent to the latest of the dates on which The Toronto Stock Exchange and the Montreal Exchange and the shareholders of the Company approve this Plan, an Optionee who at the time of the occurrence of the Triggering Event is an Employee, Director or Service Provider shall have the right to immediately exercise any Option hereby granted to such Optionee as to all of the Shares subject to such Option including, without limitation, those of the

3

Shares subject to such Option with respect to which such Option cannot be exercised immediately prior to the occurrence of the Triggering Event.

Notwithstanding that paragraph 8 of the Plan may provide for a shorter period, an Optionee who at the time of the occurrence of a Triggering Event is an Employee, Director or Service Provider shall have a minimum of ninety (90) days from the date of the occurrence of the Triggering Event to exercise any Option hereby granted, provided that the expiry date of such Option does not occur prior to the expiration of such ninety (90) day period in which case the minimum period shall be from the date of the occurrence of the Triggering Event to the expiry date of such Option.

8.    TERMINATION OF EMPLOYMENT, DEATH OR RETIREMENT

In the event of the termination of the Optionee's employment with the Company or any Subsidiary of the Company, or the Optionee ceasing to be a Service Provider, prior to the close of business on the expiry date of his Option for any reason other than, (i) his death, (ii) his Retirement, or (iii) termination of the Optionee's employment by the Company or its Subsidiary, as the case may be, or the Optionee's termination as a Service Provider, in either case without cause (as determined by the Company in its sole discretion), any Option granted to such Optionee in respect of his employment or as a Service Provider shall forthwith cease and terminate and be of no further force or effect whatsoever as to such of the Shares subject to the Option in respect of which such Option has not been previously exercised.

Other than with respect to the President and each of the Vice-Presidents of the Company, in the event of the termination of the Optionee's employment by the Company or any of its Subsidiaries, as the case may be, or the Optionee's termination as a Service Provider, in either case without cause (as determined by the Company in its sole discretion), any Option granted in respect of his employment or as a result of his being a Service Provider will continue to vest and may be exercised by the Optionee in accordance with the provisions thereof at any time up to and including, but not after, the date which is 180 days after the date of the termination of his employment or his ceasing to be a Service Provider, as the case may be, or prior to the close of business on the expiry date of the Option, whichever is the earlier.

With respect to the President and each of the Vice-Presidents of the Company, in the event of the termination of such Optionee's employment by the Company or any of its Subsidiaries, as the case may be, or such Optionee's termination as a Service Provider, in either case without cause, any Option granted in respect of his employment or as a result of his being a Service Provider will continue to vest and may be exercised by the Optionee in accordance with the provisions thereof at any time up to and including, but not after, the date which is the second anniversary of the date of the termination of his employment or his ceasing to be a Service Provider, as the case may be, or prior to the close of business on the expiry date of the Option, whichever is the earlier.

In the event of the Retirement of the Optionee while in the employment of the Company or any Subsidiary, any Option granted in respect of his employment will continue to vest and may be exercised by the Optionee in accordance with the provisions thereof at any time up to and including, but not after, the expiry date of such Option.

In the event of the Optionee ceasing to be a Director, any Option granted as a result of his being a Director will continue to vest and may be exercised by the Optionee in accordance with the provisions thereof at any time up to and including, but not after, the date which is 180 days after the date of his ceasing to be a Director or prior to the close of business on the expiry date of the Option, whichever is the earlier.

In the event of the death of the Optionee while in the employment of the Company or any Subsidiary or while a Director or Service Provider, as the case may be, the Option will continue to vest and may be exercised by the legal representative of the Optionee in the same manner and to the same extent as

4

the Optionee, if living, could have exercised it under the provisions thereof at any time up to and including, but not after, the date which is 180 days after the date of the death of the Optionee or prior to the close of business on the expiry date of the Option, whichever is the earlier.

Notwithstanding the foregoing provisions of this paragraph 8: (i) if an Optionee who was granted an Option in one capacity (e.g., as an employee of the Company) continues on immediately thereafter with the Company or any of its Subsidiaries in another capacity (e.g., as a Service Provider or an employee of a Subsidiary of the Company), then the provisions of paragraph 8 shall not apply to terminate such Option solely as a result of such change; and (ii) the board of directors of the Company shall have the right by resolution to waive termination of the Option of an Optionee and to permit the vesting and exercise of an Option within such time as may be stipulated in said resolution of the board of directors of the Company not to exceed the expiry date of the Option.

9.    ADJUSTMENTS FOR EVENTS AFFECTING SHARES

  9.1
  If the Shares shall be consolidated or subdivided, if any dividend is payable in Shares or if any action of a similar nature affecting the number of outstanding Shares is taken, the number of Shares reserved or authorized to be reserved under the Plan, the number of Shares to be issued upon the exercise of any Option theretofore granted and the purchase price thereof shall be adjusted in such a manner as the board of directors of the Company shall consider appropriate.

  9.2
  If the Company amalgamates or consolidates with or merges into another corporation, any Shares receivable on the exercise of an Option shall be converted into the securities, property or cash which the Optionee would have received upon such amalgamation, consolidation or merger had the Option been exercised prior to such event.

  9.3
  In the event of any other change affecting the Shares, such adjustment shall be made as shall be considered appropriate by the board of directors of the Company to give proper effect to such change.

10.    ADMINISTRATION AND AMENDMENT OF PLAN

  10.1
  The board of directors of the Company may amend or discontinue the Plan at any time; provided however, that any amendment that may materially and adversely affect any Option rights previously granted to an Optionee under the Plan must be consented to in writing by the Optionee or the other person then entitled to exercise such Option. Examples of the types of amendments to the Plan that the board of directors of the Company is entitled to make without shareholder approval include, without limitation: (a) amendments of a "housekeeping" nature; (b) amendments of a typographical, grammatical, clerical nature or of administrative nature of which are required to comply with regulatory requirements; (c) a change to the vesting provisions of an Option or the Plan; (d) a change to the termination provisions of an Option or the Plan which does not entail an extension beyond the original expiration date except as contemplated in section 5; (e) the addition of a cashless exercise feature, payable in cash or Shares, which provides for a full deduction of the number of underlying Shares from the number of Shares reserved for issuance under the Plan and (f) a change to the persons in section 3 to whom Options may be granted which does not have the potential of broadening or increasing Insider participation. Notwithstanding the foregoing, the Plan shall be amended or discontinued, as appropriate, in the manner and to the extent required by law or by the regulations, rules, by-laws or policies of any regulatory authority or stock exchange. The Company may delegate to any person, group of persons or corporation such administrative duties and powers as it may see fit, save and except any duties required to be carried out by the board of directors of the Company.

5

  10.2
  The Company may amend, suspend or terminate the Plan or any provisions hereof at any time, provided that no such amendment will divest any participant of his entitlement to exercise Options granted to him as provided for herein without his consent. In no event shall any amendment of the terms or conditions of the Shares, or any other change in the capitalization of the Company, be regarded as an amendment of the Plan or require the consent of any Optionee. Any amendment to any provision of the Plan shall be subject to the approval, if required, of any regulatory body (including without limiting the generality of the foregoing, any stock exchanges on which the Shares are listed) having jurisdiction over the securities of the Company.

  10.3
  All decisions and interpretations of the Company respecting the Plan and all rules and regulations made from time to time pursuant hereto shall be final and binding and conclusive on the Company and on the holder of any Option and on all Employees, Directors and Service Providers eligible under the Plan to participate herein.

  10.4
  Any grant by the board of directors of the Company of an Option to purchase Shares under this Plan shall be entirely discretionary and nothing in the Plan shall be deemed to give any Employee, Director or Service Provider any right to be granted an Option to purchase Shares.

11.    COSTS

The Company shall pay all costs of administering the Plan.

12.    NO RIGHT TO EMPLOYMENT

Nothing in this Plan or any instrument executed pursuant thereto shall confer upon any Optionee any right to continue in the employ of the Company or any Subsidiary of the Company, as the case may be, or shall affect the right of the Company or such Subsidiary to terminate the employment of any Optionee, with or without cause, or the engagement of any Optionee.

13.    INSIDER REPORTING

Those Optionees who purchase Shares under this Plan will be required to file the appropriate insider trading reports with respect to their ownership of the Shares if they are "insiders" of the Company as defined in the applicable corporate and/or securities legislation. Such reports must also be filed in respect of trades in the Shares. The Secretary of the Company can provide copies of the appropriate forms and guidance as to the timing and other filing requirements; however, the responsibility of completing and filing any such forms rests with each holder of Shares.

14.    SHAREHOLDER APPROVAL AND EFFECTIVE DATE

This Plan is subject to the approval of The Toronto Stock Exchange and, where required, to the approval of the shareholders of the Company. The Plan shall become and remain effective as of and from its original adoption date of December 9th, 1992, as amended and restated on May 3, 2007.

Dated December 9, 1992, as amended and restated on May 3, 2007.

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SCHEDULE A

STOCK OPTION AGREEMENT

OPTION AGREEMENT made as of the    •    day of    •    , 20    •    .

BETWEEN:

BIOMIRA INC., a corporation, incorporated under the laws of
Canada
(hereinafter called the "Company")

OF THE FIRST PART

-and-

    •    an (employee) (director) (service provider) of the Company or one of its Subsidiaries or an entity controlled by the Company,
(hereinafter called the "Optionee")

OF THE SECOND PART

WHEREAS the Company has established a Share Option Plan (such Share Option Plan, as may be supplemented or amended from time to time, is hereinafter called the "Plan") for directors and full time employees of the Company or its Subsidiaries (as defined in section 1, subsection 4 of the Securities Act R.S.O. 1990, c. S.5 as amended from time to time) and service providers of the Company or any entity controlled by the Company;

AND WHEREAS the Optionee is eligible to participate in the Plan and the granting of an option to the Optionee pursuant to the Plan on the terms hereinafter set forth has been duly authorized;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises, other good and valuable consideration and the sum of One Dollar ($1.00) now paid by the Optionee to the Company (the receipt whereof is hereby acknowledged), it is agreed by and between the parties hereto as follows:

1.
In this Agreement the term "Share" shall mean one or more common shares in the capital of the Company as constituted at the date of this Agreement and the term "Triggering Event" shall have the meaning ascribed thereto in Exhibit A hereto.

2.
The Company hereby grants to the Optionee, subject to the terms and conditions hereinafter set out, an irrevocable option to purchase    •    Shares of the Company (hereinafter called the "Optioned Shares") at the subscription price of    •    per Share (hereinafter called the "Purchase Price").

3.
The Optionee shall, subject to the Plan and the terms and conditions hereinafter set out, have the right to exercise the option hereby granted with respect to all or any part of the Optioned Shares at any time or from time to time on and after the first anniversary of the date of grant of such option but prior to the close of business on the eighth anniversary of the date of grant of such option (hereinafter called the "Expiry Date"); provided that the Optionee shall not be entitled to purchase hereunder more than twenty-five (25%) per cent of the Optioned Shares before the second anniversary of the date of grant of such option, more than fifty (50%) per cent of the Optioned Shares in the aggregate before the third anniversary of the date of grant of such option, more than seventy-five (75%) per cent of the Optioned Shares in the aggregate on or before the fourth anniversary of the date of grant of such option.

Notwithstanding the foregoing if a Triggering Event shall occur subsequent to the latest of the dates on which The Toronto Stock Exchange and the Montreal Exchange and the shareholders of the Company approve the Plan, the Optionee shall have the right to immediately exercise the option hereby granted as to all of the Optioned Shares including, without limitation, those

  Optioned Shares which cannot be exercised immediately prior to the occurrence of the Triggering Event, provided the Optionee at the time of the occurrence of the Triggering Event is an Employee, Director or Service Provider (as defined in the Plan). Further, notwithstanding that paragraph 4 hereof may provide for a shorter period, the Optionee shall have a minimum of ninety (90) days from the date of the occurrence of the Triggering Event to exercise the option hereby granted, provided the Optionee at the time of the occurrence of the Triggering Event is an Employee, Director or Service Provider and provided further that the Expiry Date does not occur prior to the expiration of such ninety (90) day period in which case the minimum period shall be from the date of the occurrence of the Triggering Event to the Expiry Date.

At the close of business on the Expiry Date the option hereby granted shall forthwith expire and terminate and be of no further force or effect whatsoever as to such of the Optioned Shares in respect of which such option has not then been exercised.

4.
In the event of the termination of the Optionee's employment with the Company or any Subsidiary of the Company, or the Optionee ceasing to be a Service Provider, prior to the close of business on the Expiry Date for any reason other than: (i) his death, (ii) his Retirement (as such term is defined in the Plan), or (iii) termination of the Optionee's employment by the Company or its Subsidiary, as the case may be, or the Optionee's termination as a Service Provider, in either case without cause (as determined by the Company in its sole discretion), the option hereby granted to the Optionee in respect of his employment or as a Service Provider shall forthwith cease and terminate and be of no further force or effect whatsoever as to such of the Optioned Shares in respect of which such option has not been previously exercised.

Other than with respect to the President and each of the Vice-Presidents of the Company, in the event of the termination of the Optionee's employment by the Company or any of its Subsidiaries, as the case may be, or the Optionee's termination as a Service Provider, in either case without cause (as determined by the Company in its sole discretion), any option hereby granted in respect of his employment or as a result of his being a Service Provider will continue to vest and may be exercised by the Optionee in accordance with the provisions of paragraph 3 hereof at any time up to and including, but not after, the date which is 180 days after the date of the termination of his employment or his ceasing to be a Service Provider, as the case may be, or prior to the close of business on the Expiry Date, whichever is the earlier.

With respect to the President and each of the Vice-Presidents of the Company, in the event of the termination of such Optionee's employment by the Company or any of its Subsidiaries, as the case may be, or such Optionee's termination as a Service Provider, in either case without cause, or the Optionee ceasing to be a Service Provider, any option hereby granted in respect of his employment or as a result of his being a Service Provider will continue to vest and may be exercised by the Optionee in accordance with the provisions of paragraph 3 hereof at any time up to and including, but not after, the date which is the second anniversary of the date of the termination of his employment or his ceasing to be a Service Provider, as the case may be, or prior to the close of business on the Expiry Date, whichever is the earlier.

In the event of the Retirement (as such term is defined in the Plan) of the Optionee while in the employment of the Company or any Subsidiary, any option hereby granted in respect of his employment will continue to vest and may be exercised by the Optionee in accordance with the provisions of paragraph 3 hereof at any time up to and including, but not after, the Expiry Date.

In the event of the Optionee ceasing to be a Director, any option hereby granted as a result of his being a Director will continue to vest and may be exercised by the Optionee in accordance with the provisions of paragraph 3 hereof at any time up to and including, but not after, the date which is 180 days after the date of his ceasing to be a Director or prior to the close of business on the Expiry Date, whichever is the earlier.

2

5.
In the event of the death of the Optionee while in the employment of the Company or any Subsidiary or while a Director or Service Provider, as the case may be, the option hereby granted may be exercised by the legal representative of the Optionee in the same manner and to the same extent as the Optionee, if living, could have exercised it under the provisions of paragraph 3 hereof at any time up to and including, but not after, the date which is 180 days after the date of the death of the Optionee or prior to the close of business on the Expiry Date, whichever is the earlier.

6.
Notwithstanding paragraphs 4 and 5 hereof: (i) if an Optionee who was granted an option in one capacity (e.g., as an employee of the Company) continues on immediately thereafter with the Company or any of its Subsidiaries in another capacity (e.g., as a Service Provider or an employee of a Subsidiary of the Company), then the provisions of paragraph 4 hereof shall not apply to terminate such option solely as a result of such change; and (ii) the board of directors of the Company shall have the right by resolution to waive termination of the option hereby granted where same would otherwise cease and terminate and to fix the time for vesting of the option hereby granted and within which such Optionee may exercise the option hereby granted, but the time permitted for vesting and exercise in said resolution shall not extend beyond the Expiry Date.

7.
Subject to the foregoing, the option hereby granted shall be exercisable by the Optionee or his legal representative giving written notice to the Company at its principal office in the City of Edmonton either by mailing the same addressed to the Company at such office or by delivering such notice to the Vice-President, Finance & Administration of the Company (not being himself the Optionee) and by the Optionee making payment for the Optioned Shares as hereinafter provided.

Such notice shall specify the number of Optioned Shares in respect of which the option hereby granted is being exercised and either shall be accompanied by payment to the Company in the City of Edmonton of the full purchase price for the number of Optioned Shares so specified, or shall specify that payment of the full purchase price for the number of Optioned Shares so specified shall be made to the transfer agent and registrar of the Shares in exchange for a certificate or certificates representing the number of the Optioned Shares so specified. Such notice, if mailed, shall be deemed to have been given on the day upon which such notice is actually received by the Company and, if delivered as aforesaid, shall be deemed to have been given on the date of delivery.

Upon receipt of such notice, the Company shall forthwith instruct the transfer agent and registrar of the Shares to deliver to the Optionee or his legal personal representative, as the case may be (or as otherwise directed in the notice exercising the option) within twenty (20) days thereafter a certificate or certificates in the name of the Optionee or his legal personal representative as the case may be for the number of Optioned Shares in respect of which the option is being exercised. In the event that the Optionee has specified that payment of the Purchase Price for the number of Optioned Shares so specified is to be made to the transfer agent and registrar of the Shares in exchange for a certificate or certificates representing such number of Optioned Shares, the Company shall so advise the transfer agent and registrar of the Shares, in which event the transfer agent and registrar of the Shares shall deliver the certificate or certificates only against receipt by it of payment to the Company in the City of Edmonton of the full purchase price for the number of Optioned Shares in respect of which the option is being exercised.

The option shall be deemed to have been exercised with respect to the number of Shares specified in such notice on the date that payment of the Purchase Price for such number of Optioned Shares is received by the Company or by the transfer agent and registrar of the Shares on behalf of the Company, as the case may be.

3

8.
Nothing herein contained or done pursuant hereto shall obligate the Optionee to purchase and/or pay for or obligate the Company to issue any Optioned Shares except those in respect of which the Optionee shall have exercised this option in the manner hereinbefore provided.

9.
In the event that the Shares of the Company are changed, consolidated, converted, subdivided or re-classified or if any dividend is payable in Shares of the Company or other action of a similar nature affecting the number of Shares of the Company is taken, then in such event the number of Shares in respect of which this option is granted and the number of Shares issuable upon the exercise of this option shall be correspondingly adjusted without any change in the total price applicable to the Optioned Shares.

10.
The Optionee shall have no rights whatsoever as a shareholder of the Company in respect of any of the Optioned Shares (including any right to receive dividends or other distributions in respect thereof) except in respect of Optioned Shares which shall have been taken up and paid for in full pursuant hereto.

11.
Time shall be of the essence in this Option Agreement.

12.	12.2	Notwithstanding anything hereinbefore contained to the contrary, the Optionee shall not be entitled to exercise any option hereby granted with respect to the Optioned Shares unless and until the Plan has been approved by the Canadian stock exchanges on which Shares of the Company are listed and until the Plan has been approved by the shareholders of the Company at a meeting of shareholders of the Company duly convened for that purpose.
12.2
It is understood and acknowledged that the Company has offered the Optionee no tax or other advice in connection with this option and assumes no responsibility therefor. It is the responsibility of the Optionee to obtain his own independent tax and other advice with respect to this option.

13.
This Option Agreement shall enure to the benefit of and shall be binding upon the Company and its successors and shall also enure to the benefit of and be binding upon the Optionee and, as provided in paragraph 5 hereof, his legal personal representative. This Option Agreement and the option granted hereby shall not be assignable by the Company or by the Optionee or his legal personal representative. Subject to prior approval of the stock exchanges on which the Shares are listed and any other relevant regulatory authority, the terms and conditions of this Option Agreement may be amended, modified or altered by the Company with the consent of the Optionee provided that such amendment, modification or alteration is not contrary to the provisions of the Plan and this Option Agreement.

IN WITNESS WHEREOF this Option Agreement has been executed by the parties hereto.

BIOMIRA INC.

By:

By:

4

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
)
)
Witness

5

EXHIBIT A

1.
"Change in Control" shall be deemed to have occurred if, on or after the date hereof (i) the board of directors of the Company passes a resolution to the effect that, for purposes of the Share Option Plan of the Company and this agreement, a Change in Control has occurred or (ii) any person or any group of two or more persons acting jointly or in concert becomes the beneficial owner, directly or indirectly, or acquires the right to control or direct, twenty-five (25%) per cent or more of the outstanding voting securities of the Company or any successor to the Company in any manner, including without limitation as a result of a takeover bid or an amalgamation of the Company with any other corporation or any other business combination or reorganization, and for purposes hereof "voting security" means any security other than a debt security carrying a voting right either under all circumstances or under some circumstances that have occurred and are continuing;

2.
"Offer" means an offer to purchase, a solicitation of an offer to sell or an acceptance of an offer to sell Shares made by an Offeror to all or substantially all the holders of Shares whose last address on the records of the Company is in Canada other than the Offeror or any associate of the Offeror or any person acting jointly or in concert with the Offeror in relation to the Offer and shall include any amended, supplemented or extended Offer and any Offer made through the facilities of a stock exchange in Canada on which the Shares are listed;

3.
"Offeror" means any person, other than an agent, who makes an Offer, including the Company, and shall include any persons who make an Offer or Offers acting jointly or in concert;

4.
"Person" has the meaning ascribed thereto in the Canada Business Corporations Act; and

5.
"Triggering Event" means a Change in Control having occurred or an Offer having been made.

Exhibit 10.35

BIOMIRA INC.
AMENDED AND RESTATED RESTRICTED SHARE UNIT PLAN

Effective February 22, 2007

1.     PURPOSE OF THE PLAN

The purpose of this plan (the "Plan") is to promote the long term success of Biomira Inc. (the "Corporation") by providing for incentives for future services during the Grant Period in the form of Restricted Share Units (RSUs) to non-employee members of the Board of Directors. The Plan is designed to provide non-employee Directors with additional incentive to further the growth and development of the Corporation and to acquire a proprietary interest in the Corporation through ownership of shares.

2.     DEFINITIONS

For purposes of the Plan, the terms contained in this Section 2 have the following meanings:

  "Administrator" means such administrator as may be appointed, pursuant to Section 3, by the Board of Directors from time to time to administer the Plan;

  "Board of Directors" means the board of directors of the Corporation or, if duly authorized by the Board of Directors in respect of the Plan, a committee of the Board of Directors;

  "Business Day" means a day, other than a Saturday or Sunday, on which banking institutions in Alberta are not authorized or obligated by law to close;

  A "Change in Control" shall be deemed to have occurred if any person or any group of two or more persons acting jointly or in concert acquires (within the 12 month period preceding the most recent acquisition by such persons), directly or indirectly, or acquires the right to control or direct, the beneficial ownership of stock of the Corporation possessing thirty-five percent (35%) or more of the outstanding total voting power of the securities of the Corporation or any successor to the Corporation, in any manner, including without limitation as a result of a takeover bid or an amalgamation of the Corporation with any other corporation or any other business combination or reorganization, and for purposes hereof "outstanding total voting power of the securities" includes any security other than a debt security carrying a voting right either under all circumstances or under some circumstances that have occurred and are continuing;

  "CIC Date" means the date of any Change in Control;

  "Corporation" means Biomira Inc. and its successors;

  "Effective Date" means for a Grant, the date which the Board of Directors determines will be the date on which the Grant will take effect;

  "Fiscal Year" means any fiscal year of the Corporation;

  "Grant" means the grant of RSUs allocated to a Participant at any time in accordance with Section 5 hereof;

  "Grant Period" means the period established by the Board of Directors in respect of each Grant, which period shall commence on the Effective Date and end on the date designated by the Board of Directors; provided however that such period will not exceed five years;

  "Identification Period", for the purposes of the definition of "Specified Employee", shall be measured on the basis of the calendar year;

  "Insider" has the meaning ascribed thereto in the Company Manual of the Toronto Stock Exchange;

  "Notice of Grant" refers to the notice delivered in accordance with Section 5 to each Participant under a Grant in connection with the grant thereof that sets out the terms of the Grant in accordance with Section 5;

  "Outstanding Issue" has the meaning ascribed thereto in the Company Manual of the Toronto Stock Exchange;

  "Participant" means an individual to whom a Grant has been made;

  "Person" means, without limitation, an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate and a trustee executor, administrator, or other legal representative;

  "Plan" means the amended and restated restricted share unit plan as set forth herein and as may be amended from time to time;

  "Release Date" means, for a Grant, unless otherwise determined by the Board of Directors, the day which is thirty calendar days following the fifth anniversary of the Effective Date of the Grant;

  "Retirement" means, in respect of a Participant, resignation from the Board of Directors;

  "RSU" means a restricted share unit allocated to a Participant in accordance with Section 5 which shall upon issuance, in accordance with and subject to the provisions of the Plan, entitle the holder thereof to receive one RSU Share;

  "RSU Share" means a Share delivered to a Participant in accordance with the provisions of the Plan in settlement of an RSU issued to the Participant under the Plan;

  "Share" means a common share in the capital of the Corporation;

  "Specified Employee" means a Participant who:

  (a)
  is an employee (as opposed to a non-employee member of the Board of Directors);

  (b)
  satisfies the definition in clause 409A(a)(2)(B)(i) of the U.S. Internal Revenue Code (the "Code") (see below) at any time during the relevant Identification Period; and

  (c)
  terminates employment at any time during the 12 months following the first day of the fourth month following the end of the last preceding Identification Period.

  As set forth in section 409A(a)(2)(B)(i) of the Code, a "specified employee" generally is an employee that satisfies one of these three tests at any time in the year:

    (i)
    is one of the top 50 officers (or, if lesser, the greater of 3 or 10% of the employees) of the employer with compensation greater than US $130,000 (as adjusted for inflation);

    (ii)
    is an employee who owns more than 5% of the total stock or the total voting stock of the employer; or

    (iii)
    is an employee with compensation greater than US $150,000 who owns more than 1% of the total stock or the total voting stock of the employer; and

  "TSX" means the Toronto Stock Exchange.

3.     ADMINISTRATION

The Board of Directors shall administer the Plan in accordance with its terms. The Board of Directors may, from time to time, subject to the terms of the Plan, delegate to the Administrator, if and to the

2

extent that one is appointed, the whole or any part of the administration of the Plan and shall determine the scope of such delegation and may from time to time revoke or amend any such delegation. For greater certainty, no Administrator need be appointed and, if an Administrator is appointed but ceases to serve at any time and for any reason then a replacement Administrator may (but need not be) appointed. Any decision made by the Board of Directors or the Administrator in carrying out their responsibilities with respect to the administration of the Plan shall be final and binding on all Persons, including the Participants and their legal representatives and beneficiaries.

In addition to the other powers granted to the Board of Directors under the Plan and subject to the terms of the Plan, the Board of Directors shall have full and complete authority to interpret the Plan. The Board of Directors and/or the Administrator may from time to time prescribe such rules and regulations and make all determinations necessary or desirable for the administration of the Plan. In particular, the Board of Directors shall select the Participants to whom it recommends Grants be made and shall determine the amounts and terms of the Grants. Any such interpretation, rule, determination or other act of the Board of Directors and/or the Administrator shall be conclusively binding on all Persons, including the Participants and their legal representatives and beneficiaries.

No member of the Board of Directors (in his/her capacity as an administrator of the Plan as opposed to a Participant under the Plan) or the Administrator shall be liable for any action or determination made in good faith pursuant to the Plan. To the full extent permitted by law (including but not limited to all costs and expenses on a solicitor and client full indemnity basis), the Corporation shall indemnify and save harmless each Person made, or threatened to be made, a party to any action or proceeding by reason of the fact that such Person is or was a member of the Board of Directors (in his/her capacity as an administrator of the Plan as opposed to a Participant under the Plan) or is or was the Administrator and, as such, is or was required or entitled to take action pursuant to the terms of the Plan.

Except as Participants may otherwise be advised by written notice given together with the Notice of Grant, all costs of the Plan, including any administration fees, shall be paid by the Corporation.

4.     RSU SHARES SUBJECT TO THE PLAN

The Corporation shall not be required to issue and/or cause to be delivered Shares or issue and/or cause to be delivered certificates evidencing Shares to be delivered pursuant to the Plan unless and until such issuance and delivery can be completed in compliance with the applicable laws, regulations, rules, orders of governmental or regulatory authorities and the requirements of all applicable stock exchanges upon which Shares are listed. The Corporation shall be obligated to take all reasonable action to comply with any such laws, regulations, rules, orders, or requirements. Subject to the foregoing, the Board of Directors may authorize from time to time the issuance by the Corporation of Shares or the purchase of Shares for the benefit of Participants on the open market or by private transaction as required in order to administer the Plan and to fulfill the obligations of the Corporation pursuant to the Plan. At any time, the aggregate number of Shares issued and issuable under Grants shall not exceed the total number of Shares reserved for issuance under the Plan.

5.     GRANTS

Subject to the provisions of the Plan, the Board of Directors shall, in it sole discretion and from time to time, determine the Participants to whom Grants will be made under the Plan. The Board of Directors shall also determine, in connection with each Grant, the Effective Date thereof, the number of RSUs to be allocated, the Grant Period applicable thereto, any applicable vesting terms in order for RSUs to be issued and such other terms and conditions (which need not be identical as between any two Grants, whether or not contemporaneous) as the Board of Directors deems appropriate.

3

Each Grant shall be evidenced by a written notice (a "Notice of Grant") to be delivered, along with a copy of this Plan, to the Participant subject to the Grant, which notice will contain the information referred to in Section 5 and such other terms and conditions as the Board of Directors may specify and which notice shall be acknowledged in writing by the Participant. Each Notice of Grant shall state that the Grant is subject to the terms of the Plan and that each RSU issued pursuant to the Grant shall, subject to and in accordance with the terms of the Plan, entitle the Participant to receive one RSU Share.

No Grant shall be made to any Participant if such Grant could result, at any time, in:

  (a)
  the number of Shares reserved for issuance pursuant to Grants or other stock options granted to Insiders exceeding ten percent (10%) of the Outstanding Issue;

  (b)
  the issuance to Insiders, within a one year period, of a number of Shares exceeding ten percent (10%) of the Outstanding Issue;

  (c)
  the issuance to any one Insider and such Insider's associates, within a one year period, of a number of Shares exceeding five percent (5%) of the Outstanding Issue; or

  (d)
  the number of Shares reserved for issuance to any one person pursuant to Grants or other stock options exceeding five percent (5%) of the Outstanding Issue.

6.     TERMS AND CONDITIONS OF RESTRICTED SHARE UNITS

Certificates need not be issued with respect to RSUs covered by a Grant or RSUs when issued. The Corporation or the Administrator shall maintain records showing the number of RSUs allocated to each Participant under the Plan. Each Participant shall be notified by the Notice of Grant of the number of RSUs covered by a Grant and of the terms and conditions of such Grant, including those described below in this Section 6:

  (a)
  Number of RSUs

  Each Notice of Grant shall state the number of RSUs allocated to the Participant and state that each such RSU shall, subject to and in accordance with the terms of the Plan, entitle the Participant to receive one RSU Share;

  (b)
  Issue of RSUs

  Subject to paragraphs 6(c) and 6(d), at the time a Grant is made, subject to meeting the vesting and other requirements set forth in the Grant, a Participant shall be allocated the RSUs covered by the Grant (that will generally be issued and settled (on the applicable Release Date) in the form of RSU Shares). The number of RSU Shares received by a Participant shall be equal to the number of RSUs issued on the Release Date.

  (c)
  Right to RSUs in the Event of Death, Retirement or Resignation.

  Unless otherwise determined by the Board of Directors and subject to the terms set out in the Grant Notice:

  (i)
  In the event of the death of a Participant while a director of the Corporation, and with respect to each Grant to such Participant for which the established Grant Period has not ended and for which RSUs have not otherwise been issued prior to the date of death, all unvested RSUs shall immediately vest and the RSU Shares shall be issued by the later of the end of the calendar year of the date of the death or by the 15th day of the 3rd calendar month following the date of the death.

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    (ii)
    Subject to:

    (A)
    paragraph 6(d); and

    (B)
    the terms and conditions upon which the Grant was made, including those relating to vesting;

    (i)
    provided the Participant is not a Specified Employee at the date of termination, in the event a Participant's membership on the Board of Directors terminates for any cause other than death of the Participant, and with respect to the RSUs covered by any Grant to such Participant with respect to which the Release Date has not occurred and for which RSUs have not been issued prior to such termination, the Participant shall receive, subject to and in accordance with the provisions of the Plan, RSUs issued in the form of RSU Shares as if the Grant Period had ended. The RSU Shares shall be issued by the later of the end of the calendar year of the termination or by the 15th day of the 3rd calendar month following the date of the termination.

    (ii)
    if the Participant is a Specified Employee at the date of termination, in the event a Participant's membership on the Board of Directors terminates for any cause other than death of the Participant, and with respect to the RSUs covered by any Grant to such Participant with respect to which the Release Date has not occurred and for which RSUs have not been issued prior to such termination, the Participant shall receive, subject to and in accordance with the provisions of the Plan, RSUs issued in the form of RSU Shares as if the Grant Period had ended. The RSU Shares will be delivered by the 30th day of the date following the date which is six months following the date of termination.

  (d)
  Right to RSUs in the Event of a Change in Control

  Notwithstanding any other provision of the Plan, in the event of the occurrence of a Change in Control of the Corporation and with respect to all the Grants that are outstanding for such Participant on the CIC Date, all unvested RSUs shall immediately vest and each Participant who has received any such Grants shall be entitled to receive, on the date which is ten Business Days following the CIC Date, an amount in full settlement of a RSU covered by a Grant, which amount shall be either (i) one Share for each Covered RSU, or (ii) if so specified in a Participant's written election provided to the Corporation within five Business Days following the CIC Date (provided the Participant has notice thereof), a cash payment equal to the Special Value for each Covered RSU, provided that such Participant is continuously a member of the Board of Directors of the Corporation from the Effective Date of such Grant to the CIC Date.

  The term "Special Value" means an amount with respect to each Covered RSU determined as follows:

  (i)
  if any Shares are sold as part of the transaction constituting the Change in Control, the Special Value shall equal the weighted average of the prices paid for those Shares by the acquiror, provided that if any portion of the consideration paid for such Shares by the acquiror is paid in property other than cash, the Board of Directors (as constituted immediately prior to the CIC Date) shall determine that fair market value of such property as of the CIC Date for purposes of determining the Special Value under this paragraph 6(d); and

5

    (ii)
    if no Shares are sold as part of the transaction constituting the Change in Control, the Special Value shall equal the arithmetic average of the closing prices for the Shares on the TSX for the five trading days immediately preceding the CIC Date.

  The term "Covered RSUs" means, with respect to each Grant that is outstanding on the CIC Date, the number of RSUs that would have been issued to a Participant on the Release Date during the applicable Grant Period and settled in the form of RSU Shares had the Participant continued as a member of the Board of Directors of the Corporation until the Release Date during the applicable Grant Period.

  (e)
  Non-Transferability

  The rights or interests of a Participant under the Plan shall not be assignable or transferable, otherwise than by will or the laws governing the devolution of property in the event of death and such rights or interests shall not be encumbered.

  (f)
  RSUs Not Shares

  Under no circumstances shall RSUs be considered Shares, nor entitle any Participant to the exercise of voting rights, the receipt of dividends or the exercise of any other rights attaching to ownership of Shares.

7.     EFFECTS OF ALTERATION OF SHARE CAPITAL

If at any time during the currency of the Plan:

  (a)
  a dividend is declared upon the Shares payable in Shares of the Corporation; or

  (b)
  any or all of the outstanding Shares are changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of another corporation, whether through an arrangement, amalgamation or other similar statutory procedure, or a share recapitalization, subdivision or consolidation; or

  (c)
  there is any change, other than those specified in paragraphs 7(a) and (b), in the number or kind of outstanding Shares or of any shares or other securities into which such Shares shall have been changed or for which they shall have been exchanged; or

  (d)
  there is a distribution of assets or shares to shareholders of the Corporation out of the ordinary course of business;

then, if the Board of Directors shall in its sole discretion determine such change equitably requires an adjustment in the number of RSUs with respect to which Grants may be made pursuant to the Plan but have not yet been covered by Grants, or the number of RSUs then covered by Grants, or the number of RSUs generally available for Grants under the Plan or the number of RSUs available for Grant under the Plan in any calendar year, then such adjustment may be made by the Board of Directors and shall, subject to any required regulatory or other approval, be effective and binding for all purposes.

No adjustment provided for in this Section 7 will entitle a Participant to be allocated a fractional RSU, or receive a fractional RSU Share or any payment in lieu thereof, and the total adjustment with respect to each RSU shall be limited accordingly.

8.     AMENDMENT AND TERMINATION

The Board of Directors may from time to time suspend or terminate the Plan in whole or in part. The Board of Directors of the Corporation may amend the Plan at any time; provided however, that any amendment that may materially and adversely affect any rights previously granted to a Participant

6

under the Plan must be consented to in writing by the Participant or the other person then entitled to exercise such RSU. Examples of the types of amendments to the Plan that the board of directors of the Corporation is entitled to make without shareholder approval include, without limitation: (a) amendments of a "housekeeping" nature; (b) amendments of a typographical, grammatical, clerical nature or of administrative nature of which are required to comply with regulatory requirements; (c) a change to the vesting provisions of a RSU or the Plan; (d) a change to the termination provisions of a RSU or the Plan; and (e) a change to the persons to whom RSUs may be granted which does not have the potential of broadening or increasing Insider participation. Notwithstanding the foregoing, the Plan shall be amended or discontinued, as appropriate, in the manner and to the extent required by law or by the regulations, rules, by-laws or policies of any regulatory authority or stock exchange.

9.     MISCELLANEOUS PROVISIONS

  (a)
  Participation

  No non-employee director of the Corporation shall have any claim or right to receive Grants under the Plan, and the Grant and issuance of RSUs under the Plan shall not be construed as giving a Participant any right to continue as a member of the Board of Directors of the Corporation.

  (b)
  Withholding Tax

  Notwithstanding any other provision of the Plan, the Board of Directors and/or the Administrator may adopt and apply rules that in its opinion will ensure that the Corporation will be able to comply with applicable provisions of any federal, provincial, state or local law relating to the withholding of tax, including on the amount, if any, included in income of a Participant. The Corporation or the Administrator may withhold from any amount payable to a Participant, either under this Plan, or otherwise, such amount as may be necessary so as to ensure that the Corporation will be able to comply with applicable provisions of any federal, provincial, state or local law relating to withholding of tax or other required deductions, including on the amount, if any, to be included in income of a Participant. The Corporation or the Administrator shall, in this connection, have the right in its discretion to satisfy any such withholding tax liability by retaining or acquiring any Shares which would otherwise be issued or provided to a Participant hereunder, or withholding any portion of any cash amount payable to a Participant hereunder. The Corporation or the Administrator shall also have the right to withhold the delivery of any RSUs and RSU Shares and any cash payment payable to a Participant hereunder unless and until such Participant pays to the Corporation a sum sufficient to indemnify the Corporation for any liability to withhold tax in respect of the amounts included in the income of such Participant as a result of the settlement of RSUs under this Plan, to the extent that such tax is not otherwise being withheld from payments to such Participant by the Corporation or the Administrator.

  (c)
  Acceptance of Terms by Participant

  Participation in the Plan by any Participant shall be construed as acceptance of the terms and conditions of the Plan by the Participant and as to the Participant's agreement to be bound thereby.

  (d)
  Governing Law

  The Plan shall be construed in accordance with and governed by the laws of the province of Alberta and the federal laws of Canada applicable therein.

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  (e)
  Number, etc.

  In this Plan, whenever the context so requires, the masculine gender includes the feminine gender and a singular number includes the plural number.

  (f)
  Discretion

  Any discretion, power, judgment, decision, election, or choice referred to in this Plan as being available to the Board of Directors, or to any committee of the Board of Directors, or to any Administrator shall be deemed to be an unfettered discretion, power, judgment, decision, election, or choice on the part of the Board of Directors, the committee of the Board of Directors or the Administrator in question.

  (g)
  Severance

  Any void, illegal, or unenforceable provisions of this Plan shall not affect the validity or enforceability of the remaining provisions. Any provision which would otherwise be held by a court or tribunal of competent jurisdiction to be void, illegal, or unenforceable shall be deemed to be modified (by reducing its scope, duration or applicability) to the extent necessary to render it valid and enforceable, or if such modification is not possible, then such provisions shall be binding and enforceable and construed without such severed provisions.

10.   EFFECTIVE DATE AND TERM OF THE PLAN

The Plan, and any amendments to the Plan, shall become effective upon its or their adoption by the Board of Directors. The Plan shall terminate on the date determined by the Board of Directors in accordance with Section 8 and no Grants may become effective under the Plan after the date of termination, but such termination will not affect any Grants which became effective pursuant to the Plan prior to such termination.

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Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the use in Amendment No. 2 to this Registration Statement (Form S-4; File No. 333-145995) of our report dated September 9, 2005 relating to the financial statements of ProlX Pharmaceuticals Corporation as of and for the year ended December 31, 2004 and reference to our firm under the heading "Experts", which appears in such Registration Statement.

/s/ Beach, Fleischman & Co., P.C.

Beach, Fleischman & Co., P.C.
Tucson, Arizona
October 26, 2007

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-145995 of our report dated September 10, 2007 (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to issuance of separate financial statements prepared under Canadian generally accepted accounting principles), relating to the financial statements of Biomira Inc. and our report dated September 24, 2007 relating to the financial statement of Biomira Corporation appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Edmonton, Canada
October 26, 2007

Exhibit 23.3

Consent of Independent Certified Public Accountants

We hereby consent to the use in Amendment No. 2 to this Registration Statement (Form S-4; File No. 333-145995) of our report dated November 21, 2006 relating to the financial statements of ProlX Pharmaceuticals Corporation as of and for the year ended December 31, 2005, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ McConnell & Jones LLP

Certified Public Accountants
Houston, Texas
October 26, 2007

QuickLinks

AGREEMENT AND PLAN OF REORGANIZATION BY AND AMONG BIOMIRA INC., PROLX PHARMACEUTICALS CORPORATION, D. LYNN KIRKPATRICK AND GARTH POWIS AND WITH RESPECT TO ARTICLES VI AND VII ONLY, GARTH POWIS AS STOCKHOLDER REPRESENTATIVE Dated as of October 30, 2006
BIOMIRA INC. AMENDED AND RESTATED SHARE OPTION PLAN
SCHEDULE A
STOCK OPTION AGREEMENT
EXHIBIT A
BIOMIRA INC. AMENDED AND RESTATED RESTRICTED SHARE UNIT PLAN
Effective February 22, 2007
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
Consent of Independent Certified Public Accountants